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As filed with the Securities and Exchange Commission on December 17, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN BANK HOLDINGS, INC.
(Name of Small Business Issuer in its charter)

Delaware	6035	16-1645705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12211 Plum Orchard Drive
Suite 300
Silver Spring, Maryland 20904
(301) 572-3740
(Address and telephone number of principal executive offices)

John M. Wright
Senior Vice President and Chief Financial Officer
American Bank Holdings, Inc.
12211 Plum Orchard Drive
Suite 300
Silver Spring, Maryland 20904
(301) 572-3740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart G. Stein
Amit Saluja
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Telephone: (202) 637-5600
Telecopy: (202) 637-5910

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $0.001 par value per share	$8,625,000	$697.77

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated December 17, 2003

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                Shares

American Bank Holdings, Inc.

Common Stock
$[    •    ] per share

        We are offering to sell up to [    •    ] newly issued shares of our common stock, representing approximately [    •    ]% of the outstanding shares, at a price of $[    •    ] per share, to holders of record of our common stock as of the close of business on December 15, 2003. Each current shareholder has been granted a nontransferable right to purchase [    •    ] additional shares of common stock for each whole share of common stock owned at the record date, subject to adjustment to the nearest whole share. Current shareholders are entitled to subscribe for all, or any portion, of the shares of common stock underlying their basic subscription rights. The rights offering, will expire on [    •    ]. Once made, subscriptions may not be revoked by subscribers.

        We may also conduct a community offering of any shares that are not subscribed for in the rights offering. This offering would be available only to persons selected by us, in our sole discretion. Offerees in the community offering will have the opportunity to subscribe to purchase shares at $[    •    ] per share. We may commence the community offering at any time and, if commenced, it will expire at the close of business on [    •    ], unless we extend it in our sole discretion. If there is sufficient demand for shares in the community offering, we may sell up to an additional [    •    ] newly issued shares bringing the total number of shares offered to [    •    ], or approximately    % of the outstanding.

        There is no minimum number of shares that must be sold in the offering. The offering is being made only through the efforts of our directors and executive officers. Until your subscription is accepted, all funds will be placed in an escrow account at American Stock Transfer & Trust Company. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

	Per Share		Total
Price to the public	$		$
Underwriting discount		N/A		N/A
Proceeds to American Bank Holdings, Inc. (before expenses)	$		$

        Our common stock is traded over the counter on the National Association of Securities Dealers Election Bulletin Board under the symbol "ABKD.OB." On [    •    ], 2003, the last reported sale price of our common stock on Electronic Bulletin Board was $[    •    ] per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is [    •    ], 2003

ii

PROSPECTUS SUMMARY

        The summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, especially the matters discussed in "Risk Factors," including our financial statements and related notes included in this prospectus, before deciding to invest in shares of our common stock. Unless the text clearly suggests otherwise, references in this prospectus to "us," "we," "our" or "the Company" include American Bank Holdings, Inc. and its subsidiaries, including, American Bank, which we sometimes refer to as "the Bank."

Our Company

        American Bank Holdings, Inc. is a corporation formed under the laws of Delaware to serve as the holding company for American Bank. Presently, our business is conducted primarily through American Bank, a federally chartered savings bank with six banking offices. The Bank's corporate headquarters is located in Silver Spring, Maryland and the Bank has four full service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland. The Bank also has a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation.

        American Bank focuses on community banking in the Washington, D.C. metropolitan area. American Bank seeks to provide its community with a strong, committed local savings bank to handle customers' needs. American Bank is committed to serving its local customer and believes it is well positioned to assist local customers through its network of local branches and strong, committed staff and lending officers. It is the goal of American Bank to service customers with the attention of a local community bank and the technical and banking product sophistication of a major bank. American Bank has increasingly focused its lending activities on the origination of commercial real estate and commercial business loans.

        Since 1995, the Bank has focused its operations on generating funds through the solicitation of money market and other variable rate deposit products, and the origination of high credit quality residential construction financing, as well as related mortgage assets. In December 1998, the Bank created a wholesale mortgage division which originates and sells residential mortgages for various credit quality levels, including loans known as sub-prime loans. This division has brought the Bank additional lending opportunities, such as permanent residential loans, which are sold in the secondary mortgage market, thereby providing the Bank with fee income and cross-selling opportunities.

        We intend to increase our lending staff and we continuously look at new branching opportunities for the Bank in markets that we consider attractive. Additionally, we are exploring ways to enter into non-traditional banking activities, such as insurance, specialty finance, and consumer oriented loan programs which would create an additional source of non-interest income for the holding company.

        In September 2000, the Bank started a wholesale marine lending program. In February 2001, the Bank started a Small Business Administration program and increased its focus on lending to smaller commercial customers. In October 2002, the Bank established an equipment leasing company in North Carolina to build on American Bank's years of residential lending activities in the Charlotte and Raleigh-Durham, North Carolina markets.

        On March 21, 2003, American Bank completed its reorganization into the holding company form of ownership. As a result, American Bank became a wholly owned subsidiary of American Bank Holdings, Inc. In connection with the reorganization, each outstanding share of American Bank common stock was converted into one share of American Bank Holdings, Inc. common stock.

        At September 30, 2003, we had total assets of $221 million, deposits of $137.4 million and stockholder's equity of $14.2 million.

Our Address

        Our executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904; our telephone number is (301) 572-3740; our internet address is http://www.americanfsb.com. We do not intend the information on our website to constitute part of this prospectus.

The Offering

Shares offered	[•] shares of common stock. If there is sufficient demand for shares in the Community Offering, we may sell up to an additional [•] shares bringing the total number of shares offered up to [•]. The common stock is traded over-the-counter on the National Association of Securities Dealers' Electronic Bulletin Board under the symbol "ABKD.OB".
Offering price
$[•] per share. The offering price was established by the board of directors, in consultation with RP Financial, LC, our financial advisor, after consideration of a number of factors. See "The Offering — Determination of Offering Price" at page 17.
Shares outstanding before offerings	[•] shares as of the record date.
Shares outstanding after offerings	[•] shares, assuming the sale of all offered shares.
Basic subscription right
Holders of record of our common stock at the close of business on December 15, 2003 have been granted nontransferable subscription rights to purchase [•] shares of common stock at the offering price for each whole share of common stock owned on the record date. As a current shareholder you are entitled to subscribe for all, or any part of, the shares of common stock underlying your basic subscription rights. See "The Offering" at page 13.
Expiration time
The offering will expire at 5:00 p.m., Eastern Time, on [•], 2004, unless the expiration time is extended in the discretion of the board of directors to a date not later than [•], 2004. See "The Offering — Expiration Time" at page 13.
No minimum offering
There is no minimum number of shares that must be purchased in the offering. The offering will be completed if any valid subscriptions are received before the expiration date, or any extension thereof, unless the board of directors terminates the offering. See "The Offering — No Minimum Offering" at page 13.
How to subscribe for shares in the offering
If you want to exercise your subscription rights, you must complete the order form which accompanies this prospectus and send the competed form, with payment of the aggregate offering price for the shares you want to purchase, to the Subscription Agent. Your order form and payment must be received before the expiration time. If you use the mail to submit your order form, we recommend that you use registered mail, return receipt requested.
Your subscription funds will not be released to us or for our use or commingled with our funds unless your subscription is accepted and shares are to be issued to you with respect to your funds.

Subscription Agent	American Stock Transfer & Trust Company
Escrow account
All funds tendered for the purchase of our common stock in the offering pursuant to the exercise of rights will be held in an escrow account to be maintained by American Stock Transfer & Trust Company as the escrow agent, pursuant to an escrow agreement between the escrow agent and us. See "The Rights Offering — Escrow Accounts."
Non-transferability of rights	You may not sell or otherwise transfer any of your subscription rights.
No revocation
You may not revoke your subscription after the Subscription Agent receives your order form. Rights not exercised prior to the expiration time will expire. See "The Offering — Procedure for Subscribing for Common Stock in the Offering" at page 13.
How to subscribe if your shares are held through a bank, broker or other third party
If you hold your shares of common stock through a bank, broker or other third party or nominee, you can participate in the offering to purchase your pro rata share, but you must do so through your recordholder. You should contact your bank, broker or other nominee and request it to effect the transactions for you. See "The Offering — Procedure for Subscribing for Common Stock in the Offering" at page 13.
Community offering
We may conduct a community offering of any shares that are not subscribed for in the rights offering. This offering would be available only to persons selected by us, in our sole discretion. If we conduct this offering, offerees will have the opportunity to subscribe to purchase shares at the subscription price. We may commence this offering at any time and, if commenced, it will expire at the close of business on [•], 2004, unless we extend it in our sole discretion. We reserve the right to reject, in whole or in part, any subscription tendered in the limited public offering. See "The Offering — The Community Offering" at page 15.
Subscription procedures for the community offering
If you are an offeree in the community offering, you may subscribe for shares by properly completing and signing the order form and delivering it, along with payment of the entire subscription price for all of the shares for which you are subscribing, to the Subscription Agent on or before the expiration date of the community offering. See "The Offering — The Community Offering — Subscription Procedures" at page 15.
Use of proceeds
The net proceeds of the offering will be approximately $[•], depending on the number of shares of common stock sold in the offering and the amount of the actual expenses incurred. The proceeds will be contributed to the capital of American Bank to the extent necessary for regulatory capital purposes, where they will be used in the Bank's lending and investment activities and otherwise retained at the holding Company level for general corporate purposes which may include capital management, such as stock repurchases, when appropriate. See "Use of Proceeds" at page 12.

Regulatory limitation
We will not issue common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the expiration time, clearance or approval has not been obtained or any required waiting period has not expired. See "The Offering — Regulatory Limitation" at page 18.
Intentions of directors, executive officers and others
Directors and executive officers of American Bank and their related parties have indicated that they intend to subscribe for approximately [•] shares through the exercise of their subscription rights. See "The Offering — Intentions of Directors and Executive Officers" at page 18. Our directors and executive officers currently beneficially own approximately [•]% of the outstanding shares, and we expect them to own at least that percentage of the shares following completion of the offering, assuming all shares offered are sold.
Material federal tax consequences
For federal income tax purposes, receipt of the subscription rights will be treated as a nontaxable distribution with respect to the common stock. See "Material Federal Income Tax Considerations" at page 19.
Financial advisor
We have entered into an agreement with RP Financial, LC, pursuant to which RP Financial, LC is acting as our financial advisor in connection with the offering. We have agreed to pay certain fees to, and expenses of, RP Financial, LC for its services in the offering. See "The Rights Offering — Financial Advisor."
Our right to terminate the offering
We reserve the right to terminate the offering at any time until it has expired and for any reason. If we terminate the offering, we will have no obligation to you other than to return any payment we have received from you, without interest.
No board or financial advisor recommendations.
Any investment in our common stock must be made pursuant to your evaluation of your best interests. Accordingly, neither our board of directors nor RP Financial, LC makes any recommendation to you regarding whether you should exercise your rights or purchase our common stock.

Risk Factors	Investing in our common stock involves risks, including the risks that are described on pages 8 to 10 of this prospectus.
Questions about how to subscribe	You should direct any questions concerning the procedure for subscribing to the Subscription Agent, American Stock Transfer & Trust. You may phone the Subscription Agent at [•].

Summary Consolidated Financial Data

        You should read the data set forth below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The following unaudited table shows summary portions of our historical consolidated financial data as of and for the years ended December 31, 2000, 2001 and 2002 and as of and for the nine months ended September 30, 2002 and 2003. We derived our summary consolidated financial data as of and for the years ended December 31, 2000, 2001 and 2002 from our audited consolidated financial statements, which have been examined and reported upon by Anderson Associates, LLP, independent auditors, and are set forth on pages F-2 through F-25. The financial data for the nine months ended September 30, 2002 and 2003 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus which, in the opinion of our management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of that date. The summary unaudited consolidated financial data for the nine months ended September 30, 2003 are not necessarily indicative of our results for the year ending December 31, 2003, and our historical results are not necessarily indicative of our results for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000
Operating Data:
Net interest income	$3,931,181	$3,788,432	$5,078,851	$4,251,164	$3,776,807
Provision for loan losses	275,000	166,218	291,218	460,966	117,809
Net interest income after provision for loan losses	3,656,181	3,622,214	4,787,633	3,790,198	3,658,998
Other income	3,235,483	1,988,971	3,026,534	2,159,462	1,255,565
Non-interest expenses	5,719,838	4,269,216	6,126,369	4,553,430	3,934,984

Income before income taxes	1,171,826	1,341,969	1,687,798	1,396,230	979,579
Provision for income taxes	435,900	515,300	648,600	531,227	377,350

Net income	735,926	826,669	$1,039,198	$865,003	$602,229

Net income per share (basic)	$0.38	$0.40	$0.50	$0.44	$0.30

Net income per share (diluted)	$0.36	$0.39	$0.48	$0.43	$0.30

Balance Sheet Data:
Total assets	$220,951,669	$180,192,826	$179,742,213	$154,268,937	$134,171,533
Loans Receivable, net	128,701,247	111,265,109	109,270,991	97,286,030	91,953,306
Deposit accounts	137,396,646	121,046,385	125,476,021	104,353,094	83,517,366
Total borrowed funds	52,575,000	40,075,000	33,075,000	29,090,000	33,500,000
Total stockholders' equity	14,233,767	14,892,829	14,991,514	14,194,676	13,344,904
Selected Ratios:
Return on average assets	0.49%	0.68%	0.63%	0.58%	0.50%
Return on average equity	6.80	7.60	7.11	6.25	4.64
Average equity capital to average total assets	7.11	8.98	8.79	9.22	10.87
Allowance for loan losses as a percentage of average net loans	0.92	1.02	0.85	0.89	0.90
Nonperforming loans as a percentage of net loans	0.79	1.05	1.18	0.82	1.39
Net charge-offs as a percentage of average net loans	0.00	0.00	0.23	0.16	0.11
Net interest margin	2.71	3.39	3.18	2.98	3.30
Dividend payout ratio	16.67	30.77	33.33	9.30	0.00
Capital Ratios:
Tangible	7.29%	8.21%	8.32%	9.20%	9.95%
Core	7.29	8.21	8.32	9.20	9.95
Risk-based	11.87	13.81	13.89	16.10	17.65

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we believe are immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.

Although the common stock is traded over-the-counter on the National Association of Securities Dealers' Electronic Bulletin Board, trading in the common stock has been sporadic and volume has been light. As a result, shareholders may not be able to quickly and easily sell their common stock.

        Although our common stock is traded over-the-counter on the National Association of Securities Dealers Electronic Bulletin Board, and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited and there can be no assurance that an active and liquid market for the common stock will develop. As a result, shareholders may find it difficult to sell a significant number of shares at the prevailing market price.

If you do not participate in this rights offering or do not exercise all of your subscription rights, you may suffer dilution of your percentage ownership of our common stock.

        This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest of the Company. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

Any community offering of shares as described in this prospectus will reduce, and future common stock offerings may reduce, the ownership percentage of our current shareholders.

        Any shares sold in the community offering will dilute the ownership interests of our current shareholders. Furthermore, if we conduct additional offerings of shares of our common stock in the future, you may experience dilution in your percentage ownership of our outstanding common stock.

        In many situations, our board of directors has the authority, without any vote of our shareholders, to issue shares of our authorized but unissued stock, including shares authorized but unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders.

No broker has agreed to purchase any of the common stock and we may not be able to sell all of the shares we are attempting to sell in the offering. Our operating results may be adversely affected if less than all of the offered shares are sold.

        The common stock is being sold directly through the efforts of our directors and executive officers. No broker-dealer or other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "Plan of Distribution" at page 63.

        Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, we will have less capital to fund operations and growth, which could result in restricted or slower growth, reduced asset size and slower expansion of activities, and lower shareholder returns. See "The Offering" at page 13.

Directors and officers of American Bank Holdings will own at least [    •    ]% of the outstanding common stock after the offering. As a result of their ownership, they could make it more difficult to obtain approval for certain matters submitted to shareholder vote, including certain acquisitions. The results of the vote may be contrary to the desires or interests of the public shareholders.

        Following completion of the offering, our directors and executive officers and their affiliates will own at least [    •    ]% of the outstanding common stock, assuming that they purchase their pro rata share of the offering as expected, and assuming the sale of all shares offered. These persons may purchase a greater or lesser number of shares in the offering.

        By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders (such as certain mergers, share exchanges, certain asset sales, and certain amendments to the Certificate of Incorporation). See "Beneficial Ownership of Securities" at page 58, and "Description of Capital Stock" at page 61.

Consummation of the offering is not subject to the receipt of subscriptions for a minimum number of shares. Subscribers will be required to purchase shares even if less than all of the shares offered are sold.

        There is no minimum number of shares that must be sold in the offering, and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. Once made, subscriptions will not be revocable by subscribers, and we currently intend to accept subscriptions even if the offering has not been fully subscribed. See "The Offering" at page 13.

Applicable laws and regulations restrict both the ability of American Bank to pay dividends to the Company, and the ability of the Company to pay dividends to you.

        Our principal source of income consists of dividends, if any, from American Bank. Moreover, Delaware law restricts dividends that we may pay if our capital is less than the aggregate amount of capital represented by the issued and outstanding capital stock having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired.

        Any payment of dividends in the future will be at the sole discretion of our board of directors and will depend on a variety of factors deemed relevant by our board of directors, including, but not limited to, earnings, capital requirements and financial condition.

        Payment of dividends by the Bank to us is subject to regulatory limitations imposed by the Office of Thrift Supervision ("OTS"), and the Bank must meet OTS capital requirements before and after the payment of any dividends. In addition, the OTS has discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds.

Changes in local economic conditions could reduce our income and growth, and could lead to higher levels of problem loans and charge-offs.

        We make loans, and most of our assets are located, in the Washington, D.C. metropolitan area and Charlotte and Raleigh-Durham, NC markets. Adverse changes in economic conditions in these markets could hurt our ability to collect loans, could reduce the demand for loans, and otherwise could negatively affect our performance and financial condition.

There is no assurance that we will be able to successfully compete with others for business.

        We compete for loans, deposits, and investment dollars with other insured depository institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources. The differences in resources and regulations may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds, and adversely affect our overall financial condition and earnings.

Our profitability depends on economic policies and factors beyond our control.

        Our operating income and net income depend to a great extent on "rate differentials," i.e., the difference between the interest yields we receive on loans, securities and other interest bearing assets and the interest rates we pay on interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System.

FORWARD LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. These statements include, among others, statements of our goals, intentions an expectations; statements regarding our business plans and prospects and growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. We believe that it is important to communicate this information to our investors. However, these forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events: significantly increased competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; general economic conditions either nationally or in our market areas, that are worse than expected; legislative or regulatory changes that adversely affect our business; our ability to enter new markets successfully and capitalize on growth opportunities; changes in consumer spending, borrowing and saving habits; changes in accounting policies and practices, as generally accepted in the United States of America.The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide additional examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, and financial position.

        Forward-looking statements speak only as of the date they are made and, except as required by law, we assume no duty to update forward-looking statements.

USE OF PROCEEDS

        The net proceeds of the offering, after deducting expenses payable by us in connection with the offering, are estimated to be $[    •    ] if the maximum number of shares are sold. We intend to contribute the net proceeds of this offering to the capital of American Bank to the extent necessary for regulatory Capital purposes, where they will be used in the bank's lending and investment activities and otherwise retained at the holding Company level for general corporate purposes which may include capital management, such as stock repurchases, when appropriate.

DILUTION

        Holders of our common stock may experience substantial dilution of their percentage of equity ownership interest and voting power in us if they do not exercise their rights. If we issue the maximum number of shares of common stock offered by this prospectus (excluding the additional [    •    ] shares that may be issued in the Community Offering) , we will issue an additional [    •    ] shares of common stock, which represents approximately [    •    ]% of the shares of common stock we had outstanding on [    •    ], 2003. Holders of our common stock that elect not to exercise their subscription right will accordingly experience dilution in their level of ownership in the Company.

THE OFFERING

        Securities Offered.    We are offering to sell up to [    •    ] newly issued shares of our common stock at a price of $[    •    ] per share, to holders of record of the common stock as of the close of business on December 15, 2003. Each current shareholder has been granted a nontransferable right to purchase, at the offering price, [    •    ] additional shares of common stock for each whole share of common stock owned at the record date, subject to adjustment to the nearest whole share. The shares being offered represent approximately [    •    ]% of the number of shares currently outstanding.

        Current shareholders are entitled to subscribe for all, or any portion, of the shares of common stock underlying their basic subscription rights.

        No Minimum Offering.    There is no minimum number of shares that must be sold in the offering. The offering will be completed if any valid subscriptions are received, unless the board of directors has terminated the offering in its entirety. While our directors and executive officers intend to purchase shares in the offering, they are not obligated to purchase any minimum number of shares. See "The Offering—Intentions of Directors, Executive Officers and Others" at page [    •    ].

        Expiration Time.    Subscriptions to purchase shares must be received no later than 5:00 p.m., Eastern time, on [    •    ],[    •    ], 2004, unless we terminate the offering earlier or extend it. We may terminate the offering at any time prior to [    •    ], 2004, or to extend the termination date without notice. Under no circumstances will we extend the offering beyond [    •    ], 2004. See "The Offering—Procedure for Subscribing to Common Stock in the Offering" at page [    •    ].

        After the expiration of the offering, unexercised subscription rights will be null and void. We will not be obligated to honor any order form received by the Subscription Agent after the expiration time, regardless of when the form or the payment were sent.

        Subscription Rights.    The basic subscription right entitles each current shareholder to purchase, at the offering price, [    •    ] additional shares of common stock for every whole share of common stock held on the record date, rounded to the nearest whole share. Current shareholders are entitled to subscribe for all, or any portion of, the shares of common stock underlying their basic subscription rights. No fractional shares will be issued.

        You may not transfer your subscription rights or exercise them in the name of another person or entity.

        We reserve the right to accept any or all subscriptions for shares under the subscription rights at any time prior to the expiration time, and to issue certificates for those shares, while continuing to hold in escrow funds relating to other subscriptions under the subscription rights until the expiration time.

        If there are unsold shares remaining after all requests to purchase shares pursuant to the rights offering, we may conduct a community offering. This offering would be available only to persons selected by us, in our sole discretion. See "The Offering—The Community Offering."

Procedure for Subscribing for Common Stock in the Offering

        If you wish to exercise your subscription rights and participate in the offering you must do so by delivering properly completed and executed order forms to the Subscription Agent, prior to the expiration time, together with payment in full of the offering price for all shares of common stock for which you wish to subscribe under the subscription rights. Payment in full must be by:

  (a)
  check or bank draft drawn upon a U.S. bank; or
  (b)
  postal, telegraphic or express money order, in either case, payable to "[NAME OF ACCOUNT]"; or

  (c)
  by wire transfer to an account designated by us. If you wish to make payment by wire transfer, please contact the Subscription Agent for instructions.

        Payment of the offering price will be deemed to have been received only upon:

  (a)
  clearance of any uncertified check;
  (b)
  receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or
  (c)
  receipt of good funds in the [NAME OF ACCOUNT.]

        If you are paying by uncertified personal check, please note that the check may take at least five business days to clear. If you wish to pay the offering price by means of uncertified personal check, we urge you to make payment sufficiently before the end of the offering to ensure that such payment is received and clears before the end of the offering. All funds received in payment of the subscription price will be deposited in the [American Bank Holdings, Inc. Escrow Account] and, until closing of the offering, will be invested at the direction of American Bank Holdings.

        The address to which order forms and payment of the offering price should be delivered is:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200
Telecopy: (718) 236-4588

        DELIVERY TO AN ADDRESS OR IN A MANNER OTHER THAN THOSE INDICATED ABOVE DOES NOT CONSTITUTE GOOD DELIVERY TO THE SUBSCRIPTION AGENT.

        If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then we will treat your subscription as one to purchase shares to the full extent of the payment sent. If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then we will treat your subscription as one to purchase shares to the full extent of the excess payment sent.

        FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH YOUR ORDER FORM MAY CAUSE US TO REJECT YOUR SUBSCRIPTION.

        The method of delivery of order forms and payment of the offering price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. You will be required to pay the additional postage costs relating to registered mail.

        We will decide all questions concerning the timeliness, validity, form and eligibility of order forms received or any exercise of subscription rights, and our decisions will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported subscription. Order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither American Bank Holdings, American Bank nor the Subscription Agent will be under any duty to give a subscriber notice of any defect or irregularity in the submission of order forms or incur any liability for failure to give such notification.

        SUBSCRIPTIONS FOR COMMON STOCK MAY NOT BE REVOKED BY SUBSCRIBERS.

        Exercise of Subscription Rights if Your Shares are Held in Street Name.    If you are a shareholder who has your shares of common stock registered in the name of your broker, bank or other third party nominee, you may participate in the offering and exercise the subscription right, but you must do so through your recordholder. You should contact your bank, broker or other nominee and request it to effect the transactions for you.

        Recordholders who hold shares of common stock for the account of others, such as brokers, trustees or depositories for securities, should notify the beneficial owners as soon as possible to ascertain their intentions and to obtain instructions with respect to subscription rights. If a beneficial owner instructs, the recordholder of such subscription rights should complete order forms and submit them to the Subscription Agent with the proper payment.

The Community Offering

General

        We may commence the community offering at any time during the rights offering or upon conclusion of the rights offering. The community offering, if conducted, will expire at the close of business on [    •    ], 2004, unless we extend it in our sole discretion. We do not intend to extend the community offering past [    •    ], 2004.

        If the community offering is conducted, offerees will have the opportunity to subscribe to purchase shares at $      per share, which is the same as the offering price in the rights offering. There is no minimum subscription requirement.

Shares Available for Sale

        The only shares that will be offered in the community offering, if we choose to conduct it, are shares that are not subscribed for in the primary rights offering. Therefore, if the rights holders subscribe for all of the shares by exercising their rights, there will be no shares available in the community offering. If shares are available in the community offering but are insufficient to satisfy in full all subscriptions validly tendered and not rejected by us, we will allocate the available shares among the subscribers (other than those subscribers, if any, whose subscriptions are rejected) proportionately based on the relative numbers of requested shares. In other words, a subscriber whose request represents 10% of the total number of requested shares will be allocated 10% of the available shares. Since we won't issue fractional shares, we will round the number of shares allocated to each subscriber to a whole number.

Eligibility

        If we conduct the community offering, we will make it available only to persons selected by us, in our sole discretion. These persons could include current shareholders. We reserve the right to reject, in whole or in part, any subscription tendered in the community offering.

Procedures for Subscribing for Common Stock in the Community Offering

        If you are an offeree in the community offering, you may subscribe for shares by delivering properly completed and executed order forms to the Subscription Agent, prior to the expiration time, together with payment in full of the offering price for all shares of common stock for which you wish to subscribe under the offer. Payment in full must be by:

  (a)
  check or bank draft drawn upon a U.S. bank; or

  (b)
  postal, telegraphic or express money order, in either case, payable to ["American Bank Holdings, Inc. Escrow Account"]; or
  (c)
  by wire transfer to an account designated by us. If you wish to make payment by wire transfer, please contact the Subscription Agent for instructions.

        Payment of the offering price will be deemed to have been received only upon:

  (a)
  clearance of any uncertified check;
  (b)
  receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or
  (c)
  receipt of good funds in the [American Bank Holdings, Inc. Escrow Account].

        If you are paying by uncertified personal check, please note that the check may take at least five business days to clear. If you wish to pay the offering price by means of uncertified personal check, we urge you to make payment sufficiently before the end of the offering to ensure that such payment is received and clears before the end of the offering. All funds received in payment of the subscription price will be deposited in the [American Bank Holdings, Inc. Escrow Account] and, until closing of the offering, will be invested at the direction of American Bank Holdings.

        The address to which order forms and payment of the offering price should be delivered is:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, N.Y. 10038
Attention: George Karfunkel
Telephone: (718) 921-8200
Telecopy: (718) 236-4588

        DELIVERY TO AN ADDRESS OR IN A MANNER OTHER THAN THOSE INDICATED ABOVE DOES NOT CONSTITUTE GOOD DELIVERY TO THE SUBSCRIPTION AGENT.

        If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then we will treat your subscription as one to purchase shares to the full extent of the payment sent. If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then we will treat your subscription as one to purchase shares to the full extent of the excess payment sent.

        FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH YOUR ORDER FORM MAY CAUSE US TO REJECT YOUR SUBSCRIPTION.

        The method of delivery of order forms and payment of the offering price will be at your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date. You will be required to pay the additional postage costs relating to registered mail.

        We will decide all questions concerning the timeliness, validity, form and eligibility of order forms received or any exercise of subscription rights, and our decisions will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported subscription. order forms will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither American Bank Holdings, American Bank nor the Subscription Agent will be under any duty to give a subscriber notice of any defect or irregularity in the submission of order forms or incur any liability for failure to give such notification.

        Since the only shares that will be offered in the community offering, if we choose to conduct it, are shares that are not subscribed for in the primary rights offering, no guarantee can be made that anyone who elects to participate in the community offering will be able to do so.

Limitation

        We do not intend to accept any subscriptions from a purchaser that would result in such purchaser, when aggregated with any other shares beneficially owned by such purchaser or its affiliates, owning 24.9% or more of our issued and outstanding common stock upon completion of the offering.

Escrow Account; Release of Funds; No Interest on Subscription Funds

        All funds received in payment of the offering price will be promptly deposited into an escrow account at American Stock Transfer & Trust Company subject to the control of [the Chief Executive Officer and President of American Bank Holdings], until acceptance of the subscriptions to which funds relate, rejection of a subscription, or termination of the offering. Funds in the escrow account will be invested in short-term obligations of the United States government, repurchase agreements secured by government securities or other investments permitted under applicable rules and regulations. Subscription funds will be released from the escrow account only upon receipt by the escrow agent of the certification that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. We will keep earnings on funds in the escrow account whether or not the offering is consummated.

        Subscriptions for common stock that are received by the Subscription Agent may not be revoked. No interest will be paid to subscribers on subscription funds, even if the offering is terminated in its entirety or an individual subscription is rejected. By submitting a subscription, you will forego interest you otherwise could have earned on the funds for the period during which your funds are held in escrow. We will, however, pay interest to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the offering is not completed. Prior to the time the offering is completed or terminated, we will be entitled to request, from time to time, that the escrow agent distribute accrued earnings on the escrowed funds to us for general corporate purposes.

Determination of Offering Price

        The offering price has been determined by the board of directors, in consultation with RP Financial, LC., our financial advisor in connection with the offering In establishing the offering price, the board of directors considered various factors that it deemed relevant including among other things:

  •
  our current financial condition and operating performance as presented in our financial statements;
  •
  our regulatory status;
  •
  the market value of the common stock;
  •
  the number of shares sought to be issued;
  •
  the amount sought to be raised; and
  •
  the anticipated impact of the offering on the market price of the common stock.

        NONE OF THE BOARD OF DIRECTORS, MANAGEMENT OR RP FINANCIAL, LC HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANY CURRENT SHAREHOLDER SHOULD PURCHASE SHARES IN THE OFFERING. ANY DECISION TO INVEST IN THE COMMON STOCK MUST BE MADE BY EACH INVESTOR BASED UPON HIS OR HER OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS.

Intentions of Directors, Executive Officers and Others

        Our directors and executive officers and their related parties have indicated that they intend to subscribe for approximately [    •    ] shares of common stock through the exercise of their subscription rights, representing approximately [    •    ]% of the shares offered, and that they are purchasing such shares with the intent to hold the shares as an investment. These intentions are not commitments and could change based upon individual circumstances.

Financial Advisor

        We have engaged RP Financial, LC, as our financial advisor in connection with the offering pursuant to an engagement letter between RP Financial and us. RP Financial is regularly engaged in the valuation of banks, bank holding companies, savings and loans associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. RP Financial has knowledge of, and experience with the banking market in which we operate and with other regionally based banking organizations.

        In its capacity as financial advisor, RP Financial provided advice to use regarding the offering price, the number of shares to be offered and the structure of the offering.

        RP Financial has not prepared an opinion as to the fairness of the offering price or the terms of the offering to us or our current shareholders. RP Financial expresses no opinion and makes no recommendation to holders of the rights as to the purchase by any person of shares of our common stock. RP Financial expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

        As compensation for its services, we have agreed to pay RP Financial a fixed fee of $20,000. We have also agreed to reimburse RP Financial for out of pocket expenses incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Regulatory Limitation

        We will not be required to issue shares of common stock in the offering to any person who, in our judgment, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the expiration time, such clearance or approval has not been obtained or any required waiting period has not expired. In our sole discretion, we may conditionally accept subscriptions where the required regulatory approvals have not been received prior to the expiration time, in which case all funds received in payment of the offering price will remain in an escrow account pending the receipt of the required regulatory approvals. If we conditionally accept a subscription pending regulatory approval, and if any required regulatory approval is not received by            2004, unless such deadline is extended in our sole discretion, you will not receive any shares in the offering and you will receive a refund of your payment of the offering price as soon as practicable by mail. You will not receive any interest on your subscription funds while they are on deposit with the subscription agent and any refund will be without interest. Our determination as to whether clearance or approval is required will be final and binding.

Nonqualified States or Foreign Countries

        We have made a reasonable effort to comply with the securities laws of all states in the United States in which current shareholders reside. We will not provide subscription materials to any person who resides in any foreign country or in any state of the United States if we determine that compliance with the securities laws of such country or state would be impracticable, and we will not accept any subscriptions from subscribers located in those states or countries. No payments will be made to any ineligible shareholder in lieu of the grant of the subscription rights.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        Set forth below is a summary of the material federal income tax consequences to holders of common stock in respect of the receipt of rights under the rights offering, the exercise or expiration of such rights and the sale of common stock acquired through the exercise of such rights. The summary deals only with rights, and shares of common stock received through the exercise of rights, that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The summary is based on the Code, Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). The summary does not consider any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. Furthermore, the summary does not address all aspects of federal income taxation that may be relevant to investors in light of their particular circumstances or to certain types of investors subject to special treatment under the federal income tax laws (such as foreign shareholders, dealers in securities or currencies, tax-exempt organizations, regulated investment companies, life insurance companies, banks, other financial institutions, pass-through entities and persons holding rights or common stock as part of a "straddle," "hedge" or "conversion transaction"). No ruling from the Internal Revenue Service will be sought in connection with the matters discussed herein and therefore holders are urged to consult their own tax advisors with respect to the U.S. federal tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

        As used herein, a "U.S. Holder" is a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation that is organized under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election in effect to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of common stock that is not a U.S. Holder.

Taxation of U.S. Holders

        Distribution of Rights.    A U.S. Holder will not recognize taxable income as a result of our distribution of rights to such holder with respect to his common stock.

        Basis of Rights.    Except as otherwise provided in this paragraph, the basis of rights held by a U.S. Holder will be zero. Except as provided under "Expiration of Rights" below, if the fair market value of the rights on their date of issuance is 15% or more of the fair market value on such date of the common stock with respect to which they are received, then, upon the exercise of the rights, the holder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance of the rights. If the fair market value of such rights on their date of issuance is less than 15% of the fair market value on such date of the common stock with respect to which they are received, the U.S. Holder may elect, in his or her federal income tax return for the taxable year in which rights are received, to allocate part of the basis of the common stock with respect to which they are received to the rights as provided in the preceding sentence.

        Exercise of Rights.    A U.S. Holder will not recognize any gain or loss upon the exercise of such rights.

        Basis and Holding Period of Common Stock.    A U.S. Holder's tax basis in the common stock acquired through the exercise of rights will be equal to the sum of the subscription price therefor and the tax basis of the rights exercised (as determined above), if any. The holding period of the common stock acquired by such U.S. Holder through the exercise of rights will begin on the date such rights are exercised.

        Expiration of Rights.    A U.S. Holder who fails to exercise rights prior to the expiration time for the rights offering will not recognize any gain or loss as a result thereof and none of the tax basis of the common stock will be allocated to the rights that expired regardless of the fair market value of the rights on the date of issuance or any prior election by the U.S. Holder to allocate basis to the rights.

        Sale of Common Stock.    Upon a sale of common stock acquired through the exercise of rights, the selling U.S. Holder will recognize gain or loss equal to the difference between the amount realized by the U.S. Holder on the sale and the U.S. Holder's tax basis in such common stock. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the common stock has been held for more than one year.

        Information Reporting and Backup Withholding.    Information reporting may apply to a U.S. Holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to the proceeds of a sale of the common stock. Backup withholding, currently at a rate of 28%, may apply to these payments unless the U.S. Holder provides a correct taxpayer identification number and otherwise complies with the applicable requirements.

Taxation of Non-U.S. Holders

        In this discussion of taxation of Non-U.S. Holders, it is assumed that no income, gain or loss of the Non-U.S. Holder from the acquisition, ownership, and disposition, expiration or exercise of the rights and the acquisition, ownership and disposition of shares of common stock acquired through exercise of the rights will be effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Non-U.S. Holders for which any such income, gain or loss might represent income that is effectively connected with the conduct of a U.S. trade or business should consult their own tax advisors, including as to the availability of an exemption from U.S. federal withholding tax and, in the case of a Non-U.S. Holder which is a corporation, the applicability of the "branch profits tax."

        Distribution of Rights.    A Non-U.S. Holder will not be subject to U.S. federal withholding tax upon the distribution of rights to such Non-U.S. Holder with respect to his common stock.

        Exercise of Rights.    A Non-U.S. Holder will not be subject to U.S. federal withholding tax upon exercise of the rights.

        Expiration of Rights.    The expiration of rights held by a Non-U.S. Holder generally will not have tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder would have been subject to tax upon the sale, exchange, or other disposition of the rights or common stock acquired on exercise of the rights, as described below.

        Sale of Common Stock.    Generally, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of any acquired common stock unless (1) the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, or (2) we are or have previously been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are currently or at any relevant time have previously been a "U.S. real property holding corporation" or that we will become one in the future.

        Information Reporting and Backup Withholding.    Information reporting may apply to a Non-U.S. Holder that is not a corporation (or other exempt recipient) to any dividend payments on common stock received upon the exercise of the rights and to the proceeds of a sale of the common stock. Backup withholding, currently at a rate of 28%, may apply to these payments unless the Non-U.S. Holder provides a certification of non-U.S. status and otherwise complies with the applicable requirements.

        The federal income tax discussion set forth above is included for general information purposes only. Shareholders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the rights offering in view of their own particular circumstances.

MARKET PRICE OF AMERICAN BANK'S CAPITAL STOCK AND DIVIDENDS

        Since the completion of our reorganization in March, 2003, our common stock has been traded over-the-counter on the National Association of Securities Dealers Electronic Bulletin Board under the trading symbol "ABKD.OB." Prior to the reorganization, the common stock traded on the Electronic Bulletin Board under the symbol "BKMD.OB." Our board of directors has declared cash dividends in each quarter from September 2000 to March 2003. Any payment of dividends in the future will be at the sole discretion of our board of directors. Our ability to pay dividends, should we elect to do so, depends largely upon the ability of American Bank to declare and pay dividends, as the principal source of our revenue is dividends paid by the Bank. Future dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to American Bank Holdings, Inc. and American Bank, which limit the amount that may be paid as dividends. The table below shows the range of high and low sales prices of our common stock for the periods specified and the dividends per share paid for the periods indicated.

	High and Low Sales Prices American Bank Common Stock		Cash Dividends Paid
	High	Low
Fiscal Year 2001
First Quarter	4.88	4.00	—
Second Quarter	5.00	4.38	—
Third Quarter	7.00	4.80	0.020
Fourth Quarter	6.75	6.01	0.020
Fiscal Year 2002
First Quarter	7.00	5.90	0.040
Second Quarter	6.95	6.20	0.040
Third Quarter	6.95	6.53	0.040
Fourth Quarter	6.90	6.55	0.040
Fiscal Year 2003
First Quarter	7.25	6.50	0.060
Second Quarter	7.50	6.30	—
Third Quarter	7.25	6.85	—

        Market prices were obtained from Bloomberg news service and the quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

        On [    •    ], 2003, there were [    •    ] holders of record of our common stock. On [    •    ], 2003, the most recent practicable date before the printing of this prospectus, the high and low sales prices per share of our common stock on the Electronic Bulletin Board were $[    •    ] and $[    •    ], respectively.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

        You should read the data set forth below in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information appearing elsewhere in this prospectus. The following unaudited table shows summary portions of our historical consolidated financial data as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and as of and for the nine months ended September 30, 2002 and 2003. We derived our summary consolidated financial data as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 from our audited consolidated financial statements, which have been examined and reported upon by Anderson Associates, LLP, independent auditors. Our audited consolidated financial statements for the years ended December 31, 2001 and 2002 are set forth on pages F-2 through F-25. The financial data for the nine months ended September 30, 2002 and 2003 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus which, in the opinion of our management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results and financial position for those periods and as of that date. The summary unaudited consolidated financial data for the nine months ended September 30, 2003 are not necessarily indicative of our results for the year ending December 31, 2003, and our historical results are not necessarily indicative of our results for any future period.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Operating Data:
Net interest income	$3,931,181	$3,788,432	$5,078,851	$4,251,164	$3,776,807	$3,512,682	$2,994,620
Provision for loan losses	275,000	166,218	291,218	460,966	117,809	201,706	114,705

Net interest income after provision for loan losses	3,656,181	3,622,214	4,787,633	3,790,198	3,658,998	3,310,976	2,879,915
Other income	3,235,483	1,988,971	3,026,534	2,159,462	1,255,565	916,081	126,837
Non-interest expenses	5,719,838	4,269,216	6,126,369	4,553,430	3,934,984	2,938,177	1,971,015

Income before income taxes	1,171,826	1,341,969	1,687,798	1,396,230	979,579	1,288,880	1,035,737
Provision for income taxes	435,900	515,300	648,600	531,227	377,350	297,174	107

Net income	735,926	826,669	$1,039,198	$865,003	$602,229	$991,706	$1,035,630

Net income per share (basic)	$0.38	$0.40	$0.50	$0.44	$0.30	$0.49	$0.71

Net income per share (diluted)	$0.36	$0.39	$0.48	$0.43	$0.30	$0.49	$0.70

Balance Sheet Data:
Total assets	$220,951,669	$180,192,826	$179,742,213	$154,268,937	$134,171,533	$107,719,956	$88,575,609
Loans Receivable, net	128,701,247	111,265,109	109,270,991	97,286,030	91,953,306	67,800,977	56,134,354
Deposit accounts	137,396,646	121,046,385	125,476,021	104,353,094	83,517,366	67,343,907	65,848,854
Total borrowed funds	52,575,000	40,075,000	33,075,000	29,090,000	33,500,000	26,080,000	10,000,000
Total stockholders' equity	14,233,767	14,892,829	14,991,514	14,194,676	13,344,904	12,582,606	11,812,812
Selected Ratios:
Return on average assets	0.49%	0.68%	0.63%	0.58%	0.50%	1.04%	1.29%
Return on average equity	6.87	7.60	7.11	6.25	4.64	8.04	11.79
Average equity capital to average total assets	7.11	8.98	8.79	9.22	10.87	12.89	10.91
Allowance for loan losses as a percentage of average net loans	0.92	1.02	0.85	0.89	0.90	1.12	1.59
Nonperforming loans as a percentage of net loans	0.79	1.05	1.18	0.82	1.39	2.27	3.83
Net charge-offs as a percentage of average net loans	0.00	0.00	0.23	0.16	0.11	0.46	0.30
Net interest margin	2.71	3.39	3.18	2.98	3.30	3.86	3.84
Capital Ratios:
Tangible	7.29%	8.21%	8.32%	9.20%	9.95%	11.68%	13.34%
Core	7.29	8.21	8.32	9.20	9.95	11.68	13.34
Risk-based	11.87	13.81	13.89	16.10	17.65	23.29	26.62

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The information contained in this section should be read in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this prospectus under the caption Selected Consolidated Financial and Other Information.

Critical Accounting Policies

        The Company's significant accounting policies are set forth in note 1 of the consolidated financial statements for the year ended December 31, 2002 which are set forth on pages F-2 through F-25. Of these significant accounting policies, the Company considers the policy regarding the allowance for loan losses to be its most critical accounting policy, given the uncertainty in evaluating the level of the allowance required to cover credit losses inherent in the loan portfolio and the material effect that such judgments can have on the results of operations. In addition, changes in economic conditions can have a significant impact on the allowance for loan losses and therefore the provision for loan losses and results of operations. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers that is not known to management at the time of the issuance of the consolidated financial statements.

General

        American Bank Holdings, Inc. is a corporation formed under the laws of Delaware to serve as the holding company for American Bank. The business of the Company is conducted through American Bank, a federally chartered savings bank with six branch offices. The Bank's corporate headquarters is located in Silver Spring, Maryland and the Bank has four full-service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland and a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation. All references to the Company prior to March 25, 2003, except where otherwise indicated, are to the Bank.

        The Company continues to concentrate its efforts on building a franchise and infrastructure that can deliver and sustain long-term profitability. The Company intends to increase its lending staff and explore new branch locations. This expansion activity can be expected to generate additional costs that can negatively impact earnings as the Company pursues it s growth strategies.

        The Company recorded net income of $208,252, or $.11 per diluted share, for the quarter ended September 30, 2003 as compared to net income of $318,321, or $.15 per diluted share, for the quarter ended September 30, 2002. Net income for the first nine months of 2003 was $735,926, or $.36 per diluted share, as compared to $826,669, or $.39 per diluted share, for the first nine months of 2002. The decrease in net income for the nine month period ended September 30, 2003 was attributable to a loss contingency on an insurance claim set aside for damage to property without flood insurance for which the Bank was the first lienholder. Excluding this charge the Company would have recorded net income of $358,652 for the quarter ended September 30, 2003 and $886,326 for the first nine months of 2003.

Financial condition for the nine months ended September 30, 2003 and for the year ended December 31, 2002

        Total assets increased by $41.2 million, or 23.0%, to $221.0 million at September 30, 2003 compared to December 31, 2002. Total loans outstanding increased by $28.7 million from $129.2 million at December 31, 2002 to $157.9 million at September 30, 2003. The Company originated $239.7 million of loans during the nine months ended September 30, 2003 as compared to $148.8 million during the same period in 2002. The increase in loan production was primarily due to the increase in mortgage refinances originated and subsequently sold by the mortgage division, and an increase in commercial related loans. The drastic increase in mortgage originations is due to the current low interest rate environment. Investment securities held-to-maturity increased by $11.9 million and investment securities available-for-sale increased by $16.1 million from year end 2002 to September 30, 2003. Cash and cash equivalents decreased by $16.0 million during the six months ended September 30, 2003. The decrease in cash and cash equivalents is due to cash being invested in investment securities and loans.

        Nonperforming assets, net (including nonaccrual loans, real estate owned and repossessed assets) remained stable at $1.9 million at September 30, 2003 compared to $2.0 million at December 31, 2002. The mix of the nonperforming assets changed due to the repossession of collateral on a corporate loan, which was in non-accrual loans during the first quarter of 2003. At September 30, 2003, the book balance for the repossessed assets was $289,292 and was classified as other assets on the balance sheet. Total nonperforming assets, net, as a percentage of total assets were 0.9% at September 30, 2003 and 1.1% at December 31, 2002.

        The following table sets forth the composition of the Company's nonperforming assets at the dates indicated.

	September 30, 2003	December 31, 2002
Non-accrual loans:
One to four family residential mortgage loans	$993,669	$1,053,424
Commercial real estate loans	235,384	49,029
Corporate loans	—	399,210
Consumer loans	13,586	20,448

Total non-accrual loans	1,242,639	1,522,111
Real estate owned	349,720	526,478
Repossessed assets	289,292	—

Total nonperforming assets	$1,881,651	$2,048,589

        The Bank's loan polices provide for regular oversight and monitoring of the assets in the loan portfolio to determine whether any require adverse classification. The Bank's loan policies provide that such review is to be conducted by the Bank's lending personnel, with guidance and supervision from senior management.

        The allowance for losses on loans is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of loan activity. Management considers, among other factors, the estimated fair value of the underlying collateral, current economic conditions and historical loan loss experience. While management uses available information in establishing the allowance for possible loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Additions to the allowance are charged to operations; realized losses, net of recoveries, are charged to the allowance. In addition, various regulatory agencies, as part of their examination process, periodically review the Company's allowance for possible loan losses. Management will continue to monitor and modify allowances for loan losses as conditions dictate. Although management maintains allowances at levels that it considers adequate to provide for potential losses, there can be no assurances that such losses will not exceed the estimated amounts or that higher provisions will not be necessary in the future.

        The Company had twenty-nine loans, amounting to $1,242,639, as of September 30, 2003 which are considered to be potential problem loans. All of these loans are classified as non-accrual loans because the borrowers are over 90 days delinquent and management feels it may have difficulty in collecting the principal balance on these loans. Commercial real estate loans increased during the second quarter due to one loan in the amount of $188,992 becoming greater than 90 days delinquent. Management feels the loan is very well collateralized and fully expect to be able to recover all of the principal balance, accrued interest charges and late fees on this loan. The Company had allowance for loan losses of $1,279,621, or 0.81% of total loans outstanding, at September 30, 2003 and $1,016,951, or 0.79% of total loans outstanding, at December 31, 2002.

        The Company also establishes allowances for losses on real estate owned based upon its fair value less the cost of disposal. The valuations of real estate owned properties are reviewed at least quarterly and updated as necessary based on the Company's expectations of holding periods, sales activity and other changes in market conditions. Based on available information, management believes that current loss reserves are adequate at this time to cover potential losses in the portfolio. There can be no assurance, however, that additional loss provisions will not be necessary in the future if market conditions deteriorate. The Company had allowance for losses of $28,560, or 8.2% of real estate owned, at September 30, 2003 and $34,801, or 6.2% of real estate owned, at December 31, 2002.

        The Company had unrealized gains of $28,592 on its investment securities available-for-sale portfolio at September 30, 2003. The amortized cost of this portfolio was $33.9 million at that date. There were net unrealized gains of $8,284 on its investment securities held-to-maturity portfolio at September 30, 2003, with an amortized cost of $13.2 million. The Company's investment securities portfolio includes agency obligations, mortgage-backed securities and collateralized mortgage obligations. The Company's investment securities available-for-sale portfolio increased by $16.1 million from year end 2002 to September 30, 2003 due to the purchase of collateralized mortgage obligations and agency securities offset slightly by the repayment of principal on mortgage-backed securities and collateralized mortgage obligations and sale of investment securities available-for-sale. The Company's investment securities held-to-maturity portfolio increased by $11.9 million during the period due to the purchase of agency securities offset slightly by the maturity of an agency security and the repayment of principal on mortgage-backed securities.

        Deposits increased by $11.9 million during the nine months ended September 30, 2003. The Company continued to focus its efforts in reducing its cost of deposits and try to attract additional core deposits. Core deposits (money market, checking and statement savings accounts) increased by $6.6 million while certificates of deposits increased by $5.3 million during the first nine months of 2003. The deposits at September 30, 2003 had an average interest rate of 1.88%. Advances from the Federal Home Loan Bank increased by $19.5 million during the first nine months of 2003. The advances from the Federal Home Loan Bank at September 30, 2003 had an average interest rate of 3.51%

        The Company's stockholders' equity decreased by $758,000 to $14.2 million at September 30, 2003 compared to $15.0 million at December 31, 2002. The decrease was due to the purchase of shares from the dissenting shareholders in the conversion, payment of cash dividends and the decrease in net unrealized holding gains on investments available for sale offset by current period earnings. At September 30, 2003, the Company was considered "well capitalized" under regulatory definitions.

Results of Operations for the three months ended September 30, 2003 and 2002 and for the nine months ended September 30, 2003 and 2002

        The Company's operating results depend primarily on its net interest income, which is the difference between interest income on interest-earning assets (primarily loans and investment securities) and interest expense on interest-bearing liabilities (primarily deposits and borrowings). The Company's operating results are also affected by its other income (primarily gain on sale of loans, collection of late fees and service charges) and its operating expenses (primarily salaries and administrative costs).

        The following table sets forth certain information relating to the Company's average interest-bearing assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. During the periods indicated, non-accrual loans are included in the loans category.

Rate Spread Analysis
(in thousands, except rates)

	9 Months ended September 30, 2003			9 months ended September 30, 2002
	Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-bearing assets:
Loans	$139,443	$6,517	6.23%	$111,587	$6,246	7.46%
Investment and mortgage-backed securities	37,846	1,105	3.89%	26,976	1,323	6.54%
Other	16,248	136	1.12%	10,262	112	1.46%

Total interest-bearing assets	$193,537	$7,759	5.34%	$148,825	$7,681	6.88%

Interest-bearing liabilities:
Deposits	$135,674	$2,467	2.42%	102,405	2,536	3.30%
FHLB advances & other borrowings	40,208	1,361	4.5%	37,083	1,357	4.88%

Total interest-bearing liabilities	$175,882	$3,828	2.90%	$139,488	$3,893	3.72%

Average interest rate spread			2.44%			3.16%

Net interest margin			2.71%			3.39%

	3 Months ended September 30, 2003			3 months ended September 30, 2002
	Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-bearing assets:
Loans	$154,710	$2,266	5.86%	$121,998	$2,292	7.52%
Investment and mortgage-backed securities	47,186	415	3.52%	24,097	403	6.69%
Other	7,255	20	1.10%	14,479	52	1.43%

Total interest-bearing assets	$209,151	$2,701	5.17%	$160,574	$2,747	6.84%

Interest-bearing liabilities:
Deposits	$141,616	$754	2.13%	$108,948	$827	3.04%
FHLB advances & other borrowings	48,888	506	4.14%	42,060	483	4.59%

Total interest-bearing liabilities	$190,504	$1,260	2.65%	151,008	1,310	3.47%

Average interest rate spread			2.52%			3.37%

Net interest margin			2.76%			3.58%

Comparison of results of operations for the three months ended September 30, 2003 and 2002

        General.    The Company recorded net income of $208,252, or $.11 per diluted share, for the three months ended September 30, 2003 as compared to net income of $318,321, or $.15 per diluted share, for the three months ended September 30, 2002. The decrease in net income was attributable due to a loss contingency on an insurance claim set aside for damage to property without flood insurance for which the Bank was the first lienholder. Excluding this one-time charge the Company would have recorded net income of $358,652 for the quarter ended September 30, 2003.

        Net interest income, after provision for loan losses, decreased by $138 for the three months ended September 30, 2003 when compared to the same period in 2002. Other income increased by $507,334 and operating expenses increased by $694,765 during the three months ended September 30, 2003 compared to the same period in 2002. The increase in other income was primarily due to an increase in gains on sale of loans. The increase in operating expenses was primarily due to additional compensation & employee benefit expenses, data processing expenses and the accrual of a loss contingency.

        Net Interest Income.    The Company's net interest income increased by $4,862 during the three months ended September 30, 2003 as compared to the same period in 2002. The increase was primarily due to the increase in average volume of interest-earning assets offset by the decrease in interest rate spread.

        Provision for Loan Losses.    The Company's provision for loan losses increased by $5,000 to $100,000 during the three months ended September 30, 2003 compared to the same period in 2002. The increase was due to the Company providing more reserves in the current quarter based on the periodic reviews of the underlying collateral securing the loans.

        Other Income.    The Company's other non-interest income increased by $507,334 to $1,188,044 during the three months ended September 30, 2003 compared to the same period in 2002. The increase was due to additional loan service charges, deposit service charges and gains recognized on the sale of loans available-for-sale from the mortgage division. The Company's core deposit base has increased due to the expansion of the branch locations which is creating more opportunities to collect deposit related service charges. The origination and subsequent sale of loans is the primary function of the mortgage division.

        Operating Expense.    The Company's operating expenses increased by $694,765 to $2,197,854 during the three months ended September 30, 2003 compared to the same period in 2002. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses, legal expenses, data processing expenses and an accrual of a loss contingency. The increase in compensation & employee benefit expenses was primarily due to additional staff hired in the lending area and branch network. Occupancy expenses increased primarily due to additional branch location, loan production office and new headquarters for the Company. Data processing expenses increased due to increased costs associated with the new processing system, which includes the amortization of the capitalized equipment and increased costs paid to the third party vendor, and additional volume of accounts.

Comparison of results of operations for the nine months ended September 30, 2003 and 2002

        General.    The Company recorded net income of $735,926, or $.36 per diluted share, for the nine months ended September 30, 2003 as compared to net income of $826,669, or $.39 per diluted share, for the nine months ended September 30, 2002. The decrease in net income for the nine month period ended September 30, 2003 was attributable due to a loss contingency on an insurance claim set aside for damage to property without flood insurance for which the Bank was the first lienholder. Excluding this one-time charge the Company would have recorded net income of $886,326 for the first nine months of 2003. Excluding the loss contingency the increase in net income for the nine month period ended September 30, 2003 was attributable primarily to the increase in net interest income before provision for loan losses and gains recognized on the sale of mortgage loans originated for sale by the mortgage division offset by the increase in operating expenses.

        Net interest income, after provision for loan losses, increased by $33,967 for the nine months ended September 30, 2003 when compared to the same period in 2002. Other income increased by $1,246,512 and operating expenses increased by $1,450,622 during the nine months ended September 30, 2003 compared to the same period in 2002. The increase in other income was primarily due to an increase in gains on sale of loans. The increase in operating expenses was primarily due to additional compensation & employee benefit expenses, occupancy expenses, data processing expenses and an accrual for a loss contingency.

        Net Interest Income.    The Company's net interest income increased by $142,749 during the nine months ended September 30, 2003 as compared to the same period in 2002. The increase was primarily due to the increase in average volume of interest-earning assets offset by the decrease in interest rate spread. During the first nine months of 2003, due to the interest rate environment management did not want to take an excessive amount of interest rate risk and thus had an unusually high percentage of assets in interest bearing deposits and federal funds sold. This strategy had a negative impact on the current interest rate spreads during this period, however, management felt that such action would allow them to take advantage of an increase in interest rates in future periods. During the latter part of the second quarter, loan production increased and the interest rate environment improved and management was able to take advantage of opportunities to increase the investment portfolio. Management feels it will be able to improve the interest rate spreads to approximate 2002 levels, while at the same time increasing total assets resulting in an increase in anticipated net interest income.

        Provision for Loan Losses.    The Company's provision for loan losses increased by $108,782 to $275,000 during the nine months ended September 30, 2003 compared to the same period in 2002. The increase was due to the Company providing more reserves in the current quarter based on the periodic reviews of the underlying collateral securing the loans.

        Other Income.    The Company's other non-interest income increased by $1,246,512 to $3,235,483 during the nine months ended September 30, 2003 compared to the same period in 2002. The increase was due to additional loan service charges, deposit service charges and gains recognized on the sale of loans available-for-sale from the mortgage division. The Company's core deposit base has increased due to the expansion of the branch locations which is creating more opportunities to collect deposit related service charges. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Operating Expense.    The Company's operating expenses increased by $1,450,622 to $5,719,838 during the nine months ended September 30, 2003 compared to the same period in 2002. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses, occupancy expenses, data processing expenses and an accrual for a loss contingency. The increase in compensation & employee benefit expenses was primarily due to additional staff hired in the lending area and branch network. Occupancy expenses increased primarily due to additional branch location, loan production office and new headquarters for the Company. Data processing expenses increased due to increased costs associated with the new processing system, which includes the amortization of the capitalized equipment and increased costs paid to the third party vendor, and additional volume of accounts.

        The Company does not have any special purpose entities or other similar forms of off-balance sheet financing arrangements.

        Commitments to originate new loans or extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments generally expire within 30 to 45 days. Most equity line commitments for the unfunded portion of equity lines are for a term of 10 years, and commercial lines of credit are generally renewable on an annual basis. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amounts of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

        Commitments to sell loans held for sale are agreements to sell loans to a third party at an agreed upon price. At September 30, 2003, the aggregate fair value of these commitments exceeded the book value of the loans to be sold.

Financial condition for the years ended December 31, 2002 and 2001

        Total assets increased by $25.5 million, or 16.5%, at December 31, 2002 compared to December 31, 2001, such increase was due primarily to an increase in cash and cash equivalents, loans receivable, net and loans held for sale. Cash and cash equivalents increased by $7.5 million during the year ended December 31, 2002. The increase in cash and cash equivalents was due to significant repayments of investments during the last two months of the year. Loans receivable, net increased by $12.0 million from December 31, 2001, with an increase of loan originations from $76.3 million during 2001 to $98.4 million during the same period in 2002. Loans held for sale increased by $7.4 million during the year ended December 31, 2002, with an increase in loans originated for resale from $88.2 million during 2001 to $132.0 million during the same period in 2002. Investment securities decreased by $3.6 million at December 31, 2002 compared to December 31, 2001.

        Nonperforming assets, net (including nonaccrual loans and real estate owned) amounted to $2.0 million at December 31, 2002 and $1.6 million at December 31, 2001. Total nonperforming assets, net, as a percentage of total assets were 1.1% at December 31, 2002 and 1.0% at December 31, 2001.

        The following table sets forth the composition of the Bank's non-accrual loans at the dates indicated.

	December 31, 2002	December 31, 2001
Non-accrual loans:
One to four family residential mortgage loans	$1,053,424	$848,685
Commercial real estate loans	49,029	51,779
Corporate loans	399,210	—
Consumer loans	20,448	—

Total non-accrual loans	$1,522,111	$900,464

        The Bank's loan polices provide for regular oversight and monitoring of the assets in the loan portfolio to determine whether any require adverse classification. The Bank's loan policies provide that such review is to be conducted by the Bank's lending personnel, with guidance and supervision from senior management. On the basis of such reviews, the following assets, which include nonperforming assets, were classified at the dates indicated: substandard assets increased from $1,747,751 at December 31, 2001 to $2,083,390 at December 31, 2002, and there were no assets that were classified as doubtful or loss at December 31, 2001 and 2002. There were specific loss reserves allocated to these assets of $60,571 and $34,801 at December 31, 2001 and December 31, 2002, respectively.

        The allowance for loan losses increased by $19,297 to $1,016,951 during the year ended December 31, 2002 when compared to the same period in 2001. The increase was primarily due to the change in the mix and the growth in the loan portfolio at December 31, 2002.

        The Bank had net unrealized gains of $45,597 on its investment securities available-for-sale portfolio at December 31, 2002. The amortized cost of this portfolio was $17.7 million at that date. There were net unrealized gains of $17,005 on its investment securities held-to-maturity portfolio as of December 31, 2002, with an amortized cost of $1.2 million at that date. The Bank's investment securities portfolio includes agency obligations, mortgage-backed securities, and collateralized mortgage obligations. The Bank's investment securities available-for-sale increased by $525,614 during the year ended December 31, 2002 due to the purchase of $30.9 million of mortgage-backed securities, collateralized mortgage obligations less the repayment of principal on mortgage-backed securities and collateralized mortgage obligations and proceeds from the sales and maturities of $16.3 million of collateralized mortgage obligations and a trust preferred security. The investment securities held-to-maturity portfolio has decreased by $4.1 million due to the proceeds from maturing agency obligations and the repayment of principal on mortgage-backed securities. The Bank's total investment securities portfolio decreased by $3.6 million during 2002.

        Deposits increased by $21.1 million from year-end 2001 to year-end 2002. Certificate of Deposit accounts increased by $15.7 million, checking accounts increased by $2.4 million, statement savings accounts increased by $2.3 million and money market accounts increased by $0.8 million during that time. Deposits had an average interest rate of 2.95% at December 31, 2002. During the year ended December 31, 2002, the Bank's advances from the Federal Home Loan Bank increased by $4.0 million. The Federal Home Loan Bank advances had an average interest rate of 5.45% at December 31, 2002. During the year ended December 31, 2002, the Bank's other borrowings, which were comprised of a reverse repurchase agreement, had an average amount outstanding of $1.1 million. There were no other borrowings at December 31, 2002 and December 31, 2001.

        The Bank's stockholders' equity increased by $796,838 to $15.0 million at December 31, 2002 compared to $14.2 million at December 31, 2001. The increase was due to current period earnings, proceeds from the exercise of stock options, and net unrealized holding gains on investments available for sale, less the payment of cash dividends. At December 31, 2002, the Bank was considered "well capitalized" under regulatory definitions.

Comparison of results of operation for the years ended December 31, 2002 and 2001

        The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Non-accrual loans are included in the loans category.

	December 31, 2002			December 31, 2001
	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-earning assets:
Loans	$119,151,848	$8,501,805	7.14%	$112,176,126	$9,510,958	8.48%
Investment and mortgage-backed securities	29,110,656	1,699,207	5.84	23,695,143	1,513,038	6.39
Other	11,645,248	171,794	1.48	6,581,245	248,812	3.78

Total interest-earning assets	$159,907,752	$10,372,806	6.49	$142,452,514	$11,272,808	7.91

Interest-bearing liabilities:
Deposits	$107,848,138	$3,470,934	3.22	$100,807,795	$5,336,052	5.29
FHLB advances & other borrowings	36,664,193	1,823,021	4.97	29,143,333	1,685,592	5.78

Total interest-bearing liabilities	$144,512,331	$5,293,955	3.66	$129,951,128	$7,021,644	5.40

Average interest rate spread			2.82			2.51

Net interest margin			3.18			2.98

        The following table allocates the period-to-period changes in the Bank's various categories of interest income and interest expense between the changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume). Changes due to changes in rate-volume (change in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.

	Year Ended December 31, 2002 v. 2001
	Rate	Volume	Rate/Volume	Total
Loans	$(1,506,890)	$591,443	$(93,707)	$(1,009,153)
Investment securities	(129,938)	345,804	(29,697)	186,169
Other	(151,724)	191,451	(116,745)	(77,018)

Total interest earning assets	$(1,788,551)	$1,128,698	$(240,149)	$(900,002)

Deposits	$(2,091,701)	$372,666	$(146,083)	$(1,865,118)
FHLB advances & other borrowings	(236,524)	434,991	(61,038)	137,429

Total interest- bearing liabilities	$(2,328,225)	$807,657	$(207,121)	$(1,727,689)

Net	$539,674	$321,041	$(33,028)	$827,687

        General.    The Bank recorded net income of $1,039,198, or $.48 per diluted share, for the year ended December 31, 2002 as compared to net income of $865,003, or $.41 per diluted share, for the year ended December 31, 2001. The increase in net income for the twelve month period was attributable primarily to the increase in net interest income and in gains recognized on the sale of mortgage loans originated for sale by the mortgage division offset by the increase in operating expenses. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Net interest income, after provision for loan losses, increased by $997,435 when compared to 2001. Other income increased by $867,072 and operating expenses increased $1,572,939 during the year ended December 31, 2002 compared to the same period in 2001. The increase in other income was primarily due to an increase in gains on sale of loans. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses, occupancy costs and data processing costs.

        Net interest income.    The Bank's net interest income, before provision for loan losses, increased by $827,687 to $5.1 million during the year ended December 31, 2002 as compared to $4.3 million during 2001. The increase was primarily due to the increase in average volume of interest-earning assets and an increase in average interest rate spread of 31 basis points. Average interest-earning assets increased by $17.5 million when compared to the same period in 2001. Average loans outstanding for the year ended December 31, 2002 increased by $7.0 million when compared to the same period in 2001. The Bank is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. As a result, the Bank's net interest margin tends to compress, and growth in net interest income tends to slow in a falling interest rate environment. However, the Banks' net interest margin tends to increase over time if the interest rates remain flat because this allows time for the liabilities to reprice downward.

        Provision for Loan Losses.    The Bank's provision for loan losses decreased by $169,748 to $291,218 during 2002 compared to $469,966 during 2001. The decrease was due to the Bank providing less reserves in the current year based on the periodic reviews of the underlying collateral securing the loans. Total loan loss reserves as a percentage of average net loans were 0.85% at December 31, 2002 and 0.89% at December 31, 2001.

        Other Income.    The Bank's other non-interest income increased $867,072 to $3,026,534 during 2002 compared to $2,159,462 during the same period in 2001. The increase was due to gains recognized on the sale of loans held-for-sale from the mortgage division, gains recognized on the sale of investment securities available for sale and additional deposit service charges. The Bank's core deposit base has increased due to the expansion of the branch locations which is causing more opportunities to collect deposit related service charges.

        Operating Expense.    The Bank's operating expenses increased by $1,572,939 to $6,126,369 during 2002 compared to $4,553,430 during 2001. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses, occupancy expenses, legal expenses and data processing expenses. The increase in compensation & employee benefit expenses was primarily due to more commissions paid to loan officers in the mortgage division, which correlates to the increase in gains from the sale of loans, and additional staff hired as the Bank expands. The increase in occupancy expenses is primarily due to additional branch location and new headquarters for the Bank and moving expenses related to the relocating of our headquarters. Legal expenses increased due to the costs related to the first quarter proxy contest and the formation of the holding company. Data processing expenses increased due to additional volume and expenses related to our conversion to a different data processing system.

Financial condition for the years ended December 31, 2001 and 2000

        Total assets increased by $20.1 million, or 15.0%, at December 31, 2001 compared to December 31, 2000, such increase was due primarily to an increase in cash and cash equivalents, loans receivable, net and loans held for sale. Cash and cash equivalents increased by $12.6 million during the year ended December 31, 2001. The increase in cash and cash equivalents was due to payoffs of loans during the last month of the year and a portion of the bond portfolio being called during the last half of the year. Loans receivable, net increased by $5.3 million from December 31, 2000, with an increase of loan originations from $58.4 million during 2000 to $76.3 million during the same period in 2001.

Loans held for sale increased by $7.4 million during the year ended December 31, 2001, with an increase in loans originated for resale from $37.5 million during 2000 to $88.2 million during the same period in 2001. Investment securities decreased by $6.3 million at December 31, 2001 compared to December 31, 2000.

        Nonperforming assets, net (including nonaccrual loans and real estate owned) amounted to $1.6 million at December 31, 2001 and December 31, 2000. Total nonperforming assets, net, as a percentage of total assets were 1.0% at December 31, 2001 and 1.2% at December 31, 2000.

        The following table sets forth the composition of the Bank's non-accrual loans at the dates indicated.

	December 31, 2001	December 31, 2000
Non-accrual loans:
One to four family residential mortgage loans	$848,685	$700,731
Commercial real estate loans	51,779	442,199
Construction loans	—	201,124

Total non-accrual loans	$900,464	$1,344,054

        The Bank's loan polices provide for regular oversight and monitoring of the assets in the loan portfolio to determine whether any require adverse classification. The Bank's loan policies provide that such review is to be conducted by the Bank's lending personnel, with guidance and supervision from senior management. On the basis of such reviews, the following assets, which include nonperforming assets, were classified at the dates indicated: substandard assets increased from $1,585,213 at December 31, 2000 to $1,747,751 at December 31, 2001, and there were no assets that were classified as doubtful or loss at December 31, 2000 and 2001. There were specific loss reserves allocated to these assets of $11,241 and $60,571 at December 31, 2000 and December 31, 2001, respectively.

        The allowance for loan losses increased by $276,788 to $997,654 during the year ended December 31, 2001 when compared to the same period in 2000. The increase was primarily due to the change in the mix and the growth in the loan portfolio at December 31, 2001 and in light of current economic conditions.

        The Bank had net unrealized gains of $10,567 on its investment securities available-for-sale portfolio at December 31, 2001. The amortized cost of this portfolio was $17.2 million at that date. There were net unrealized gains of $14,465 on its investment securities held-to-maturity portfolio as of December 31, 2001, with an amortized cost of $5.4 million at that date. The Bank's investment securities portfolio includes agency obligations, mortgage-backed securities, collateralized mortgage obligations and a trust preferred security. The Bank's investment securities available-for-sale increased by $9.4 million during the year ended December 31, 2001 due to the purchase of $13.5 million of mortgage-backed securities, collateralized mortgage obligations and a trust preferred security less the repayment of principal on mortgage-backed securities and collateralized mortgage obligations. The investment securities held-to-maturity portfolio has decreased by $15.7 million due to the proceeds from maturing agency obligations and the repayment of principal on mortgage-backed securities. The Bank's total investment securities portfolio decreased by $6.3 million during 2001.

        Deposits increased by $20.8 million from year-end 2000 to year-end 2001. Money market accounts increased by $18.5 million, checking accounts increased by $2.7 million and statement savings accounts increased by $1.1 million, while certificates of deposits decreased by $1.4 million during that time. Deposits had an average interest rate of 4.15% at December 31, 2001. During the year ended December 31, 2001, the Bank's advances from the Federal Home Loan Bank increased by $2.6 million. The Federal Home Loan Bank advances had an average interest rate of 5.45% at December 31, 2000. Also during the year ended December 31, 2001, the Bank's other borrowings, which were comprised of a reverse repurchase agreement, decreased by $7.0 million. There were no other borrowings at December 31, 2001.

        The Bank's stockholders' equity increased by $849,772 to $14.2 million at December 31, 2001 compared to $13.3 million at December 31, 2000. The increase was due to current period earnings and net unrealized holding gains on investments available for sale. At December 31, 2001, the Bank was considered "well capitalized" under regulatory definitions.

Results of operations for years ended December 31, 2001 and 2000

        The following table sets forth certain information relating to the Bank's average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Non-accrual loans are included in the loans category.

	December 31, 2001			December 31, 2000
	Average Balance	Interest	Interest Rate	Average Balance	Interest	Interest Rate
Interest-earning assets:
Loans	$112,176,126	$9,510,958	8.48%	$79,667,294	$7,397,746	9.29%
Investment and mortgage-backed securities	23,695,143	1,513,038	6.39%	32,624,403	2,343,897	7.16%
Other	6,581,245	248,812	3.78%	2,048,763	119,236	5.82%

Total interest-earning assets	$142,452,514	$11,272,808	7.91%	$114,340,460	$9,860,881	8.62%

Interest-bearing liabilities:
Deposits	$100,807,795	$5,336,052	5.29%	$73,545,541	$4,264,683	5.80%
FHLB advances & other borrowings	29,143,333	1,685,592	5.78%	28,769,146	1,819,390	6.32%

Total interest-bearing liabilities	$129,951,128	$7,021,644	5.40%	$102,314,687	$6,084,073	5.95%

Average interest rate spread			2.51%			2.68%

Net interest margin			2.98%			3.30%

        The following table allocates the period-to-period changes in the Bank's various categories of interest income and interest expense between the changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (change in rate multiplied by prior year's volume). Changes due to changes in rate-volume (change in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.

	Year Ended December 31, 2001 v. 2000
	Rate	Volume	Rate/Volume	Total
Loans	$(643,080)	$3,018,705	$(262,413)	$2,118,212
Investment securities	(260,687)	(641,522)	71,350	(830,859)
Other	(41,782)	263,790	(92,434)	129,574

Total interest-earning assets	$(945,549)	$2,640,974	$(283,498)	$1,411,927

Deposits	$(371,702)	$1,580,855	$(137,784)	$1,071,369
FHLB advances & other borrowings	(155,440)	23,664	(2,022)	(133,798)

Total interest-bearing liabilities	$(527,142)	$1,604,519	$(139,806)	$937,571

Net	$(418,406)	$1,036,455	$(143,692)	$474,356

        General.    The Bank recorded net income of $865,003, or $.43 per diluted share, for the year ended December 31, 2001 as compared to net income of $602,229, or $.30 per diluted share, for the year ended December 31, 2000. The increase in net income for the twelve month period was attributable primarily to the increase in gains recognized on the sale of mortgage loans originated for sale by the mortgage division. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Net interest income, after provision for loan losses, increased by $131,200 when compared to 2000. Other income increased by $903,897 and operating expenses increased $618,446 during the year ended December 31, 2001 compared to the same period in 2000. The increase in other income was primarily due to an increase in gains on sale of loans offset by the proceeds received in a lawsuit judgment during 2000. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses.

        Net interest income.    The Bank's net interest income, before provision for loan losses, increased by $474,357 to $4.3 million during the year ended December 31, 2001 as compared to $3.8 million during 2000. The increase was primarily due to the increase in average volume of interest-earning assets and a decrease in cost of funds, offset by the increase in average volume of interest-bearing liabilities and a decrease in yield earned on interest-earning assets. Average interest-earning assets increased by $28.1 million when compared to the same period in 2000. Average loans outstanding for the year ended December 31, 2001 increased by $32.5 million when compared to the same period in 2000. The Bank is asset sensitive, with assets repricing more quickly than liabilities in response to changes in interest rates. As a result, the Bank's net interest margin tends to compress, and growth in net interest income tends to slow in a falling interest rate environment.

        Provision for Loan Losses.    The Bank's provision for loan losses increased by $343,157 to $460,966 during 2001 compared to $117,809 during 2000. The increase was due to the Bank providing additional reserves in the current year based on the periodic reviews of the underlying collateral securing the loans. In addition, more reserves were needed due to the change in mix and the growth of loans that have a higher inherent risk and in light of current economic conditions. Total loan loss reserves as a percentage of average net loans were 0.89% at December 31, 2001 and 0.90% at December 31, 2000.

        Other Income.    The Bank's other non-interest income increased $903,897 to $2,159,462 during 2001 compared to $1,255,565 during the same period in 2000. The increase was due to gains recognized on the sale of loans held-for-sale from the mortgage division offset by the proceeds from a lawsuit judgment in 2000. The originating and subsequent sale of loans is the primary function of the mortgage division.

        Operating Expense.    The Bank's operating expenses increased by $618,446 to $4,553,430 during 2001 compared to $3,934,984 during 2000. The increase in operating expenses was primarily due to the increase in compensation & employee benefit expenses and occupancy expenses offset slightly by the decrease in legal fees. The increase in compensation & employee benefit expenses was primarily due to more commissions paid to loan officers in the mortgage division, which correlates to the increase in gains from the sale of loans, and additional staff hired as the Bank expands. The increase in occupancy expenses is primarily due to additional branches opening during the year of 2000 and 2001. Legal expenses decreased due to expenses incurred during 2000 relating to a lawsuit, and no such expenses were incurred during 2001.

Commitments, Contingencies And Off-Balance Sheet Risk

        The Company is a party to financial instruments with off-balance sheet risk including commitments to extend credit under existing lines of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        Off-balance sheet financial instruments whose contract amounts represent credit and interest rate risk are summarized as follows (dollars in thousands):

	September 30, 2003	December 31, 2002
Commitments to originate new loans	3,157	2,560
Commitments to originate new loans held for sale	—	—
Unfunded commitments to extend credit under existing equity line and commercial lines of credit	11,084	7,361
Commercial letters of credit	175	468
Commitments to sell loans held for sale	23,262	18,156

Liquidity and Capital Resources

        The Company's main sources of liquidity, as a holding company, are dividends from the Bank, investment income and net proceeds from borrowings and capital securities offerings. As a new organization, the Company expects its main uses of liquidity initially will be the payment of dividends to shareholders, and the payment of interest to the issuer of trust preferred securities. The ability of the Bank to pay dividends is subject to various regulatory limitations. As part of the reorganization of the Company, the Company received a capital contribution of $400,000 from the Bank.

        Liquidity describes our ability to meet the financial obligations that arise during the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities and funds provided by our operations. Our ability to maintain and expand our deposit base and borrowing capabilities is an important source of liquidity. In addition to core deposits, we regularly utilize wholesale funding sources such as brokered deposits and FHLB advances. At September 30, 2003, we had $52,575,000 in outstanding borrowings.

        We closely monitor and maintain appropriate levels of interest earning assets and interest bearing liabilities so that maturities of assets are such that adequate funds are provided to meet customer withdrawals and loan demand. In addition, we continue to explore various capital management strategies such as share repurchases and the issuance of trust preferred securities.

        During the quarter ended June 30, 2003, the Bank purchased 210,876 shares of American Bank common stock from dissenters to the reorganization for an aggregate of $1,357,709.

        The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. As required by recent legislation, the OTS recently deleted its requirement that federal savings associations maintain a certain minimum level of liquid assets. Instead, adequate liquidity is assessed by the OTS on a case-by-case basis by reviewing such factors as the institution's overall asset/liability structure, market conditions, competition and the nature of the institution's activities. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity. The Bank has ample liquidity to meet its outstanding loan commitments. At September 30, 2003, the Bank had outstanding loan commitments totaling $3,157,000.

        Quantitative measures established by bank regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of September 30, 2003, the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 2003, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are as follows:

	ACTUAL	ACTUAL %	REQUIRED	REQ'D %	EXCESS
Core	$16,110	7.29	$8,838	4.0	$7,272
Tangible	16,110	7.29	3,314	1.5	12,796
Risk-based	17,065	11.87	11,501	8.0	5,564

Quantitative and Qualitative Disclosures About Market Risk

        The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2003, which are expected to mature or reprice in each of the time periods shown.

Repricing Schedule as of September 30, 2003
(in thousands)

	Less than One Year	One Year to Five Years	Five Years to Ten Years	More than Ten Years	Totals
Interest-earning assets
Loans	$74,125	$16,584	$3,425	$34,567	$128,701
Investment securities	3,724	—	12,055	31,253	47,032
Other interest-earning assets	8,122	—	—	—	8,122

Total interest-earning assets	85,971	16,584	15,480	65,820	183,855

Interest-bearing liabilities
Certificates of Deposit	58,170	29,393	—	—	87,563
Money market deposits	9,181	15,655	4,476	—	29,312
NOW & Statement accounts	3,512	8,959	8,051	—	20,522
Borrowings & Trust preferred	48,969	6,500	—	—	55,469

Total interest-bearing liabilities	119,832	60,507	12,527	—	192,866

GAP	(33,861)	(43,923)	2,953	65,820

Cumulative GAP	(33,861)	(77,784)	(74,831)	(9,011)

Cum. GAP/total assets	-18.4%	-42.3%	-40.7%	-4.9%

        The following assumptions were used by the Company "s management in order to prepare the Company's GAP (repricing schedule) table set forth above. Loans are shown based on contractual maturity and scheduled repricing for fixed-rate and adjustable-rate mortgages, respectively. The mortgage-backed securities and collateralized mortgage obligations portion of the investment securities portfolio are shown based on contractual maturity as scheduled repricing for fixed-rate and adjustable-rate securities, respectively. Agency securities are shown in the period in which they contractually mature. No prepayment assumptions or call assumptions are reflected for any interest-earning asset. Deposits without contractual maturities are shown based on OTS decay rates.

        The interest rate sensitivity of the Company's assets and liabilities could vary substantially if different assumptions are used. Moreover, certain shortcomings are inherent in the method of analysis presented in the above GAP table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, whereas interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the assets. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

        The Company's results of operations depend to a large extent on the level of the Company's net interest income. If interest-rate fluctuations cause the Company's cost of funds to increase faster than the yield of its interest-bearing assets, then its net interest income will be reduced. At September 30, 2003, the Company's one-year interest sensitivity "gap" (the percentage by which its interest sensitive assets in a given period exceed its interest sensitive liabilities for the same period) was negative 18.4%. The Company has emphasized shorter term deposits which tend to reprice on a basis more consistent with the short-term duration of the Company's typical loan products. In addition, the Company's management classifies certain securities as available-for-sale to provide flexibility for liquidity purposes. If the need to sell an asset for liquidity or other purposes arises, management believes that there are adequate securities classified as available-for-sale with a positive mark-to-market and that such sale would not have a material impact on results of operations.

        The Company's management believes that the Company's interest rate risk position at September 30, 2003 represents a reasonable amount of interest rate risk.

BUSINESS

        American Bank Holdings, Inc. is a corporation formed under the laws of Delaware to serve as the holding company for American Bank. Presently, our business is conducted primarily through American Bank, a federally chartered savings bank with six banking offices. The Bank's corporate headquarters is located in Silver Spring, Maryland and the Bank has four full service offices located at 1700 Rockville Pike, Rockville, Maryland, 5600 Connecticut Avenue, Washington D.C., in the SuperFresh market at 12028 Cherry Hill Road, Silver Spring, Maryland and in the SuperFresh market at 3301 North Ridge Road, Ellicott City, Maryland. The Bank also has a loan production/leasing office in Charlotte, North Carolina. Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation.

        American Bank focuses on community banking in the Washington, D.C. metropolitan area. American Bank seeks to provide its community with a strong, committed local savings bank to handle customers' needs. American Bank is committed to serving its local customer and believes it is well positioned to assist local customers through its network of local branches and strong, committed staff and lending officers. It is the goal of American Bank to service customers with the attention of a local community bank and the technical and banking product sophistication of a major bank. American Bank has increasingly focused its lending activities on the origination of commercial real estate and commercial business loans.

        Since 1995, the Bank has focused its operations on generating funds through the solicitation of money market and other variable rate deposit products, and the origination of high credit quality residential construction financing, as well as related mortgage assets. In December 1998, the Bank created a wholesale mortgage division which originates and sells residential mortgages for various credit quality levels, including loans known as sub-prime loans. This division has brought the Bank additional lending opportunities, such as permanent residential loans, which are sold in the secondary mortgage market, thereby providing the Bank with fee income and cross-selling opportunities.

        We intend to increase our lending staff and we continuously look at new branching opportunities for the Bank in markets that we consider attractive. Additionally, we are exploring ways to enter into non-traditional banking activities, such as insurance, specialty finance and consumer oriented loan programs, which would create an additional source of non-interest income for the holding company.

        In September 2000, the Bank started a wholesale marine lending program. In February 2001, the Bank started a Small Business Administration program and increased its focus on lending to smaller commercial customers. In October 2002, the Bank established an equipment leasing company in North Carolina to build on American Bank's years of residential lending activities in the Charlotte and Raleigh-Durham, North Carolina markets.

        On March 21, 2003, American Bank completed its reorganization into the holding company form of ownership. As a result, American Bank became a wholly owned subsidiary of American Bank Holdings, Inc. In connection with the reorganization, each outstanding share of American Bank common stock was converted into one share of American Bank Holdings, Inc. common stock.

        At September 30, 2003, we had total assets of $221 million, deposits of $137.4 million and stockholder's equity of $14.2 million, as compared to $179.8 million, $125.5 million and $15 million, respectively at December 31, 2002. Deposits increased by $11.9 million during the first nine months of 2003. Core deposits increased by $6.6 million, while certificates of deposits increased by $5.3 during the first nine months of 2003.

        Our executive offices are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904; its telephone number is (301) 572-3740; our internet address is http//www.americanfsb.com.

Lending Activities

        The Bank's loan portfolio consists primarily of one- to four- family residential mortgage loans and residential construction loans. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the respective portfolio at the dates indicated.

	At December 31, 2002		At December 31, 2001
	Amount	%	Amount	%
Real Estate Mortgage Loans
One to four family residential mortgage loans	$19,202,612	15%	$27,866,802	24%
Multifamily residential mortgage loans	1,615,777	1	1,657,571	2
Commercial real estate loans	18,016,556	14	12,955,617	11
Construction loans	42,655,527	32	37,131,061	32
Second mortgage loans	321,533	—	750,957	1
Land loans	12,949,846	10	10,894,847	10
Corporate secured loans	7,990,128	6	2,165,835	2
Secured commercial leases	3,976,073	3
Corporate unsecured loans	749,866	1	1,198,466	1
Marine loans	20,000,451	15	18,470,026	16
Home equity lines of credit	3,499,355	3	1,631,163	1
Other consumer loans	280,418	—	321,893	—

Total loans	131,258,142	100%	115,044,238	100%

Less: Undisbursed portion of loans in process	(20,790,854)		(16,521,084)
Deferred loan origination fees	(179,346)		(239,470)
Allowance for loan losses	(1,016,951)		(997,654)

Loans receivable, net	$109,270,991		$97.286,030

        The following table shows the maturity of American Bank's loans held for investment at December 31, 2002. The table does not include repayments or scheduled principal amortization.

	At December 31, 2002
					Other
		One- to Four- Family Residential Mortgage				Commercial
			Residential Construction		Real Estate
	Total			Land		Business	Consumer
Amounts due:
Within one year	$1,637,640	$40,437,527	$7,810,682	$480,000	$5,846,330	$76,131	$56,288,310
After one year:
One to five years	381,817	2,218,000	5,139,164	9,476,159	5,298,002	288,273	22,801,415
Five to ten years	313,575	—	9,676,174	9,676,174	1,571,735	405,933	11,967,477
Over ten years	17,191,113	—	—	—	—	23,009,827	40,200,940
Total due after one year	17,886,505	2,218,000	5,139,164	19,152,333	6,869,737	23,704,093	74,969,832
Total amounts due	19,524,145	42,655,527	12,949,846	19,632,333	12,716,067	23,780,224	131,258,142
Less:
Loans in Process (LP)	—	16,639,753	4,151,101	—	—	—	20,790,854
Unearned discounts premiums and deferred loan fees net	36,854	124,220	—	18,272	—	—	179,346
Allowance for loan losses	276,893	149,294	161,873	196,324	148,915	83,652	1,016,951
Loans held for investment	19,210,398	25,742,260	8,636,872	19,417,737	12,567,152	23,696,572	109,270,991

        The transactions in the allowance for loan losses during fiscal years 2002 and 2001 were as follows:

	2002	2001
Balance (beginning of year)	$997,654	$720,866
Loans charged off (real estate mortgage)	(271,921)	(184,583)
Recoveries (real estate mortgage)	—	405

Net loans charged off	(271,921)	(184,178)
Provision charged to operations	291,218	460,966

Balance (end of year)	$1,016,951	$997,654

Net charge-offs as a percentage of average net loans	0.23%	0.16%

        The following table sets forth the composition of the Bank's allowance for loan losses at the dates indicated.

	December 31, 2002		December 31, 2001
	Amount	%	Amount	%
One to four family residential mortgage loans	$275,285	27	$395,980	40
Multifamily residential mortgage loans	16,158	1	16,576	2
Commercial real estate loans	180,166	18	161,945	16
Construction loans	149,294	15	129,959	13
Second mortgage loans	1,608	—	4,087	—
Land loans	161,873	16	136,186	14
Corporate secured loans	79,901	8	21,658	2
Secured commercial leases	59,641	6	—	—
Corporate unsecured loans	9,373	1	11,985	1
Marine loans	70,002	7	92,350	9
Home equity lines of credit	12,248	1	5,709	1
Other consumer loans	1,402	—	21,219	2

Total allowance for loan losses	$1,016,951	100%	$997,654	100%

        The following table sets forth information regarding loans which are 90 days or more delinquent, non-accrual loans and other real estate owned. There were no other non-performing assets except as included in the table below for the dates indicated.

	At December 31,
	2002	2001
	(Dollars in thousands)
Total non-performing loans	1,522	900
Total real estate owned, net of related allowance for loan losses	526	787

Total non-performing assets	$2,048	$1,687

        At December 31, 2002 and 2001, delinquencies in American Bank's loan portfolio were as follows:

	At December 31, 2002				At December 31, 2001
	60 – 89 Days		90 Days or More		60 – 89 Days		90 Days or More
	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans	Number of loans	Principal balance of loans
	(Dollars in thousands)
Real Estate Loans:
Single family	10	218	26	$1,054	6	$215	12	$848
Commercial	—	—	1	399	—	—	—	—
Commercial real estate	1	23	1	49	—	—	1	52
Consumer	9	31	6	20	—	—	—	—

Total loans	20	272	34	1,522	6	$215	13	$900

Delinquent loans to total loans		0.21%		1.18%		0.20%		0.82%

Investment Activities

        The Bank, as a federally chartered savings association, has authority to invest in various types of liquid assets, including United States Treasury obligations, securities of federal agencies, certificates of deposit of federally insured banks and savings associations, bankers' acceptances and federal funds. Subject to various restrictions, the Bank also may invest a portion of its assets in commercial paper, corporate debt securities, and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. The Bank also is required to maintain a minimum level of liquid assets, which is determined quarterly based on the amount of the Bank's short-term obligations.

        The following table sets forth the composition of the Bank's investment portfolio at the dates indicated.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale
2002:
Mortgage-backed securities	$16,696,354	$79,919	$34,622	$16,741,651
U.S. Government securities	1,010,950	300	—	1,011,250

Total	$17,707,304	$80,219	$34,622	$17,752,901

2001:
Mortgage-backed securities	$16,959,220	$50,476	$41,109	$16,968,587
U.S. Government securities	257,500	1,200	—	258,700

Total	$17,216,720	$51,676	$41,109	$17,227,287

Held-to-maturity
2002:
Mortgage-backed securities	$242,036	$16,695	$—	$258,731
U.S. Government securities	1,000,000	310	—	1,000,310

Total	$1,242,036	$17,005	$—	1,259,041

2001:
Mortgage-backed securities	$390,796	$15,932	$—	$406,728
U.S. Government securities	4,996,773	14,353	15,820	4,995,306

Total	$5,387,569	$30,285	$15,820	$5,402,034

        The following table sets forth the maturity and yield on American Bank's investment securities and mortgaged-backed securities portfolios at December 31, 2002.

	At December 31, 2002
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Treasury and federal Agency	$—	—%	$—	—%	$1,011	6.50%	$1,000	7.00%
Mortgage-backed securities	—	—	592	5.50	94	7.00	16,298	6.36
Other securities	—	—	—	—	—	—

Total	$—	—%	$592	5.50%	$1,105	6.54%	$17,298	6.40%

        Investment securities have scheduled maturities as follows at December 31, 2002:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for sale
Less than 5 years	$597,431	—	$5,227	$592,204
After 5 years before 10 years	1,010,950	300	—	1,011,250
After 10 years	16,098,923	$79,919	29,395	16,149,447

	$17,707,304	$80,219	$34,622	$17,752,901

Held-to-maturity
After 5 years before 10 years	$94,428	$7,269	$—	$101,697
After 10 years	1,147,608	9,736	—	1,157,344

	$1,242,036	$17,005	$—	$1,259,041

        There was a $160,042 on sale of securities recognized during the year ended December 31, 2002. There was no gain on the sale of securities recognized during the year ended December 31, 2001.

Deposit Activity

        The Bank's lending and investing activities are predominantly funded by savings deposits and interest and principal repayments on loans and mortgage-backed securities. The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposit accounts consist of passbook accounts, NOW (checking) accounts, money market deposit accounts and certificates of deposit.

        Maturity information regarding American Bank's deposit accounts over $100,000 is shown below.

	December 31,
	2002	2001
	(In thousands)
Three months or less	$1,337	$4,334
Over three through six months	4,345	6,918
Over six through twelve months	11,204	2,739
Over twelve months	2,683	3,101

Total time deposits of $100,000 or more	$19,569	$17,092

        In addition to core deposits, we regularly utilize wholesale funding sources such as brokered deposits and FHLB advances.

Market Area and Competition

        American Bank provides its services in, and derives its earnings primarily from the D.C. metropolitan area, Montgomery County, Maryland and the District of Columbia. American Bank also conducts lending and leasing activities in the Charlotte and Raleigh-Durham North Carolina market areas.

        American Bank encounters competition in attracting and retaining deposits and in its lending activities primarily from other FDIC-insured financial institutions, most of which are considerably larger and have greater resources available than those of American Bank. In addition, American Bank competes with (1) brokerage firms with retail operations, (2) credit unions, (3) cooperatives, (4) small loan companies, and (5) mortgage banks. Management believes that American Bank has been able to compete effectively for deposits and loans by:

  •
  offering a variety of transaction account products and loans with competitive features;

  •
  pricing its products at competitive interest rates;

  •
  offering convenient branch locations;

  •
  providing a strong commitment to community banking; and

  •
  emphasizing the quality of its service.

        American Bank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

Supervision and Regulation

General

        American Bank is a federal savings bank and its deposits are insured by the FDIC through the FDIC's Savings Association Insurance Fund ("SAIF"). American Bank is subject to extensive regulation, supervision, and examination by the OTS as its primary federal regulator. It also is subject to regulation, supervision, and examination as to certain matters by the FDIC and the Board of Governors of the Federal Reserve System ("Federal Reserve Board").

        American Bank must file reports with the OTS concerning its activities and financial condition, and it must obtain regulatory approval before engaging in certain transactions, such as mergers with or acquisitions of other depository institutions, opening or acquiring branches, or establishing or acquiring subsidiary companies. The OTS also conducts periodic examinations of American Bank to assess its compliance with various regulatory requirements. This regulation, supervision, and examination is intended primarily for the protection of SAIF and the depositors of American Bank. The OTS has significant discretion in the exercise of its supervisory and enforcement authority, including the setting of policies regarding the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

        American Bank Holdings, Inc. as a savings and loan holding company, is subject to regulation, supervision, and examination by the OTS, and is subject to the rules and regulations of the Securities and Exchange Commission ("SEC") under federal securities laws.

        The following is a summary of certain laws and regulations that are applicable to us and American Bank. This summary is not a complete description of such laws and regulations, nor does it encompass all such laws and regulations. Any change in the laws and regulations applicable to us or in the policies of the various regulatory authorities could have a material impact on our operations, and our shareholders.

American Bank Holdings, Inc.

        We are required to file a registration statement as a savings and loan holding company and periodic reports with the OTS. We also are required to file such other reports, keep such books and records, and be subject to such examination as the OTS prescribes. We are permitted to engage in any activity that a bank holding company may engage in as being so closely related to banking or to managing or controlling banks as to be a proper incident thereto, (unless the OTS prohibits or limits such activity), and any activity that a financial holding company may engage in as being financial in nature or incidental to such financial activity or as being complementary to a financial activity and not posing undue risk. We also may engage in limited additional activities that support the operations of a savings association. In the event that American Bank or another savings association subsidiary of ours were to fail to retain its status as a qualified thrift lender (as described more fully below), we would be required to register with the Federal Reserve Board as a bank holding company and would be subject to all statutes and regulations, including capital requirements and restrictions on permissible activities, as if we were a bank holding company.

American Bank

        Capital Requirements.    OTS regulations require that savings associations maintain (i) "core capital" in an amount not less than 4% of adjusted total assets (the "leverage ratio"), (ii) "tangible capital" in an amount not less than 1.5% of adjusted total assets (the "tangible capital ratio"), and (iii) risk-based capital in an amount not less than 8% of risk-weighted assets (the "risk-based ratio").

        "Core capital" generally includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, less intangible assets (other than certain nonwithdrawable accounts and qualifying supervisory goodwill). An amount equal to 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions) also is included. "Tangible capital" generally is defined in the same manner as core capital. For purposes of the risk-based capital requirement, supplementary capital may be included in an amount up to 100% of core capital. "Supplementary capital" includes, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, up to 45% of net unrealized gains on readily marketable equity securities held for sale, and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. At September 30, 2003, the Bank had a leverage ratio of 7.29%, a tangible capital ratio of 7.29%, and a risk-based capital ratio of 11.87%.

        Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

        The OTS capital regulations also require a thrift institution to deduct a component of capital based on its interest rate risk when calculating its total capital for purposes of determining its minimum risk-based capital requirement. The OTS, however, has deferred implementation of this provision. Nevertheless, the OTS has issued guidelines regarding the management of interest rate risk. The OTS requires thrift institutions to establish and maintain board of directors' approved limits on ratios involving the net present value of the institution's existing assets, liabilities and off-balance sheet contracts (referred to as net portfolio value or "NPV"). Financial simulations must be performed that calculate the NPV ratios (NPV divided by the present value of assets) under interest rate shock scenarios of plus or minus 100, 200 and 300 basis points. The Bank's level of interest rate risk is determined based primarily on the change of its NPV in the event of an interest rate shock of 200 basis points.

        The OTS also requires management to assess the risks and returns associated with complex securities and financial derivatives. Before taking a significant position in any such instrument, the analysis must reflect the effect of the proposed transaction on the interest rate risk profile of the institution, including the expected change in the institution's NPV as a result of parallel shifts in the yield curve of plus or minus 100, 200 and 300 basis points. Complex securities and financial derivative transactions may require analysis of a wider range of scenarios. In general, the use of financial derivatives or complex securities with high price sensitivity should be limited to transaction strategies that lower an institution's interest rate risk, as measured by the sensitivity of the NPV to change in interest rates.

        Liquidity.    Under applicable federal regulations, savings associations are required to maintain sufficient liquidity to ensure their safe and sound operation. The OTS regulations specifically require that a savings association maintain a minimum average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain mortgage-related securities and mortgage loans, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) in each calendar quarter equal to not less than 4% of the average daily balance of the savings association's net withdrawable accounts plus short-term borrowings during the preceding quarter or the amount of the association's net withdrawable accounts plus short-term borrowings at the end of the preceding calendar quarter.

        Prompt Corrective Action.    The federal banking agencies have established by regulation, for each capital measure, the levels at which an insured institution is well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, and the agencies are required to take prompt corrective action with respect to insured institutions that fall below various of these capital standards. The degree of intervention mandated by federal legislation is tied to an insured institution's capital category, with increasing scrutiny and more stringent restrictions being imposed as an institution's capital declines. Any insured institution that falls below minimum capital standards must submit a capital restoration plan. An undercapitalized association also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the OTS. An institution is not permitted to pay dividends if, as the result of the payment, it would become undercapitalized, and an undercapitalized institution is prohibited altogether from paying dividends without the prior approval of the OTS. In addition, the OTS may take any other action that it determines will better carry out the purpose of prompt corrective action initiatives. At September 30, 2002, the Bank was classified as a "well capitalized" savings association.

        Qualified Thrift Lender Requirement.    The Bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" continue to equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months or it qualifies as a domestic building and loan association under the Internal Revenue Code. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC, (iii) shares of stock issued by any FHLB, and (iv) loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets: (i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination; (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance; (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions); (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals; (v) consumer loans, other than loans for educational purposes, loans to small businesses and loans made through credit cards or credit card accounts; and (vi) shares of stock issued by Freddie Mac or Fannie Mae. For purposes of the QTL test, the term "portfolio assets" means the savings association's total assets minus goodwill and other intangible assets, the value of property used by the savings association to conduct its business, and liquid assets held by the savings association in an amount up to 20% of its total assets.

        OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payment of dividends) to those permitted for both savings associations and national banks. In order for the Bank to exercise the powers granted to federal savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL. The Bank currently qualifies as a QTL.

        Loans to One Borrower Limitations.    The HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. The HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits.

        Capital Distributions.    An OTS rule imposes limitations on all capital distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Generally, no application or notice to the OTS would be required for the Bank to pay dividends that do not exceed, when combined with all distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that the Bank remains at least adequately capitalized following the capital distribution and meets other specified requirements indicating that the association is well managed. For all other capital distributions, the Bank must file an application or notice with the OTS.

        Insurance of Deposits.    The deposits in the Bank are insured up to $100,000 per insured depositor (as determined by law and regulation) by the FDIC and are backed by the full faith and credit of the United States government. The deposits in the Bank are currently insured under the SAIF.

        Assessments.    The Bank is subject to quarterly payments on semiannual insurance premium assessments for its FDIC deposit insurance. The FDIC has implemented a risk-based deposit insurance assessment system. Deposit insurance assessment rates currently are within a range of $0.00 to $0.27 per $100 of insured deposits, depending on the assessment risk classification assigned to each institution. Under current FDIC assessment guidelines, the Bank expects that it will not incur any FDIC deposit insurance assessments during the next fiscal year.

        The Bank is subject to assessments for the payments on the bonds issued in the late 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The rate of assessment for the payments on the FICO bonds for the quarter beginning on January 1, 2003 is 1.68 basis points for SAIF-assessable deposits.

        Safety and Soundness Standards.    The Bank is subject to certain standards designed to maintain the safety and soundness of individual banks and the banking system. The OTS has prescribed safety and soundness guidelines relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth and quality; (vi) earnings; and (vii) compensation and benefit standards for officers, directors, employees and principal stockholders. A federal savings association not meeting one or more of the safety and soundness guidelines may be required to file a compliance plan with the OTS.

        Federal Reserve System.    Under Federal Reserve Board regulations, the Bank is required to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations require that a reserve of 3% must be maintained against aggregate transaction accounts up to $42.8 million and 10% against any transaction accounts in excess of that amount. The first $5.5 million of otherwise reservable balances are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

        Federal Home Loan Bank System.    The Bank is a member of the Federal Home Loan Bank System (the "FHLB System"). The FHLB System consists of 12 regional Federal Home Loan Banks ("FHLB") and provides a central credit facility primarily for member institutions. The Bank, as a member of FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount equal to the greater of: 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year; 5% of its FHLB of Atlanta advances outstanding; or 0.3% of its total assets. At September 30, 2003, the Bank was in compliance with this requirement and owned $2,328,800 of FHLB of Atlanta common stock.

        Advances from the FHLB of Atlanta are secured by a member's shares of stock in the FHLB of Atlanta and certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the FHLB of Atlanta. As of September 30, 2003, the limit on the Bank's borrowing was approximately $62.5 million. As of that date, the Bank had $52,575,000 of outstanding advances from the FHLB of Atlanta.

        Transactions with Affiliates.    Transactions between the Bank and its affiliate are governed by sections 23A and 23B of the Federal Reserve Act and corresponding regulations of the Federal Reserve Board and the OTS. Generally, sections 23A and 23B are intended to protect insured depository institutions from suffering losses arising from transactions with non-insured affiliates, by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms that are consistent with safe and sound banking practices.

        Under the Gramm-Leach-Bliley Act ("GLB Act"), all financial institutions, including the Bank, are required to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer's request, and establish procedures and practices to protect customer data from unauthorized access. The Bank has developed such policies and procedures and believes it is in compliance with all privacy provisions of the GLB Act.

        Legislative and Regulatory Developments.    Effective April 1, 2003, the Federal Reserve Board adopted Regulation W, which comprehensively implements sections 23A and 23B. This regulation is in large part incorporated by reference in the OTS regulations. Regulation W unifies and updates staff interpretations issued over the years, incorporates several new interpretative proposals (such as to clarify when transactions with an unrelated third party will be attributed to an affiliate), and addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by banks and bank holding companies in recent years and authorized for financial holding companies under the GLB Act.

        Under Title III of the USA PATRIOT Act, also known as the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, all financial institutions, including the Bank, are required to take certain measures to identify their customers, prevent money laundering, monitor certain customer transactions and report suspicious activity to U.S. law enforcement agencies, and scrutinize or prohibit altogether certain transactions of special concern. Financial institutions also are required to respond to requests for information from federal banking regulatory agencies and law enforcement agencies concerning their customers and their transactions. Information-sharing among financial institutions concerning terrorist or money laundering activities is encouraged by an exemption provided from the privacy provisions of the GLB Act and other laws. The effectiveness of a financial institution in combating money laundering activities is a factor to be considered in any application submitted by the financial institution under the Bank Merger Act, which applies to the Bank.

        The Sarbanes-Oxley Act, signed into law July 30, 2002 ("SOA"), addresses, among other issues, director and officer responsibilities for proper corporate governance of publicly traded companies, including the establishment of audit committees, certification of financial statements, auditor independence and accounting standards, executive compensation, insider loans, whistleblower protection, and enhanced and timely disclosure of corporate information. In general, SOA is intended to allow stockholders to monitor more effectively the performance of publicly traded companies and their management. Provisions of SOA became effective within 30 days to one year of its enactment. Effective August 29, 2002, the chief executive officer and the chief financial officer of the Company are required to certify that the Company's quarterly and annual reports do not contain any untrue statement of a material fact. The federal banking regulators, including the OTS, have adopted generally similar requirements concerning the certification of financial statements.

        On December 4, 2003, the Fair and Accurate Credit Transactions Act of 2003 ("FACT") was signed into law. FACT includes many provisions concerning national credit reporting standards, and permits consumers, including the customers of the Bank, to opt out of information sharing among affiliated companies for marketing purposes. FACT also requires financial institutions, including savings banks, to notify their customers if they report negative information about them to credit bureaus or if the credit that is granted to them is on less favorable terms than are generally available. Depository institutions, including savings banks, also must comply with guidelines to be established by their federal banking regulators to help detect identity theft.

Employees

        As of September 30, 2003, we had 57 full-time employees. We believe that our relations with our employees are good. None of our employees are represented by a labor union, and we have not experienced any work stoppages.

Properties

        The Bank's executive offices and headquarters are located at 12211 Plum Orchard Drive, Suite 300, Silver Spring, Maryland 20904, which is 9,555 square feet. The Bank leases this office for $225,165 per year, and the lease expires on July 3, 2007 with an option to renew for an additional five years. The Bank maintains its 2,887 square foot main office at 1700 Rockville Pike, Rockville, Maryland 20852. The Bank leases its office for $95,271 per year, and the lease expires on June 30, 2012. On May 1, 2000, the Bank opened a second office at 5600 Connecticut Avenue, Washington, DC 20015, which is 2,130 square feet. The rent for this office is $74,550 per year. On October 3, 2001, the Bank opened its third office in the Super Fresh grocery store at 12028 Cherry Hill Road, White Oak, Maryland, which is 583 square feet. The current rent for this office is $58,300 per year. On May 16, 2002, the Bank opened its fourth office in the Super Fresh grocery store at Route 10 and North Ridge Road, Ellicott City, Maryland, which is 422 square feet. The current rent for this office is $33,760 per year. On August 20, 2002, the Bank opened a loan production office at 8510 McAlpine Park Drive, Charlotte, NC, which is 1,386 square feet. The current rent for this office is $20,790 per year. The Bank owns computers, peripheral equipment and furniture which are used for the purpose of providing data processing services and other administrative services to the Bank. As of September 30, 2003, the net book value of leasehold improvements and furniture and equipment was $1,663,257.

Legal Proceedings

        Except as described below, other than ordinary and routine litigation incidental to the business of the Bank, the Bank is not a party to, nor is its property the subject of, any material pending legal proceedings.

        Howard Little, Robin Brandt, Gary Brandt, and David Goldstein have filed an action against the Bank and other defendants, including the United States of America, in the United States District Court for the Middle District of Florida. This action was commenced on August 31, 2000. The claim arises out of statements allegedly made by former Bank personnel to federal investigators in 1994. Plaintiffs allege that as a result of these statements and others, the plaintiffs were wrongly indicted by a federal grand jury and were ultimately acquitted of the charges. The Bank filed a motion to dismiss the plaintiffs' claims which was denied by the court in September 2001. The initial scheduling conference has occurred and discovery has begun. In November 2003, we filed a motion for summary judgment on the plaintiffs' claims, which is currently pending.

MANAGEMENT

        Listed below are our executive officers and members of our board of directors, their ages as of December [    •    ], 2003 and their positions with our Company and American Bank.

Name	Age	Position
Phillip C. Bowman	55	President, Chief Executive Officer and Director
David H. Bowman	44	Senior Vice President of Lending
Robert N. Kemp, Jr.	52	Senior Vice President
Chuck I. Ledford	56	Senior Vice President
John M. Wright	37	Senior Vice President and Chief Financial Officer
Bruce S. Cook	56	Director
George A. Kramer	69	Director
Howard J. Postal	58	Director
Richard A. Schuman	66	Chairman of the board of directors

        Phillip C. Bowman has been a director and the President and Chief Executive Officer since our formation in November 2002. Mr. Bowman has also been a director and the President and Chief Executive Officer of American Bank since August 1994. Prior to August 1994, Mr. Bowman was the Chief Operating Officer/Senior Asset Manager for Potomac Realty Advisors, Inc.

        David H. Bowman has been our Senior Vice President of Lending since our formation in November 2002 and has been the Senior Vice President of Lending of American Bank since 1999. Prior to that, Mr. Bowman was a division head of real estate at Citizens Savings Bank from 1991 to 1999. David Bowman is the brother of Phillip C. Bowman, our President and Chief Executive Officer.

        Robert N. Kemp, Jr. has been a Senior Vice President since our formation in November 2002 and has been a Senior Vice President of American Bank since 1998. Mr. Kemp focuses primarily on residential and mortgage lending. Prior to that, Mr. Kemp was a mortgage and real estate lending officer with First Savings Mortgage Corp. from 1997 to 1998, and the chief lending officer of First Commonwealth Savings Bank from 1985 to 1997.

        Chuck I. Ledford has been a Senior Vice President since 2002. Mr. Ledford works in our leasing division and is based in North Carolina. Prior to joining the Company, Mr. Ledford was the president of Park Leasing Company and Executive Vice President of Park Meridian Bank from 1992 to 2002.

        John M. Wright has been our Senior Vice President and Chief Financial Officer since our formation in November 2002 and of American Bank since 1999. From November 1997 to December 1999, Mr. Wright was Chief Financial Officer of American Bank. In December 1999 Mr. Wright was promoted to Senior Vice President. Prior to joining American Bank, Mr. Wright was Vice President and Controller of Citizens Savings Bank, Silver Spring, Maryland from 1992 to 1997.

Non-Management Directors

        Bruce S. Cook has been a director since our formation in November 2002 and a director of American Bank since October 1998. Mr. Cook is the founder of Site Realty Group, a full service commercial real estate firm founded in 1985, providing brokerage, management and construction services to government, institutional, public and private clients.

        George A. Kramer has been a director since our formation in November 2002 and a director of American Bank since April 2002. Mr. Kramer has been a retired businessman and lawyer since 1998. He served as the chairman of the board of Kronheim Companies, an alcoholic beverage distribution company serving the District of Columbia, Maryland and Virginia from 1985 until the sale of Kronheim in 1998. From 1961 to 1985, Mr. Kramer practiced law in the District of Columbia and Maryland. Mr. Kramer's practice focused on corporate, finance and real estate.

        Howard J. Postal has been a director since our formation in November 2002 and a director of American Bank since April 1997. Mr. Postal is a Certified Public Accountant and has been the Managing Partner of Santos, Postal & Co. since August            .

        Richard A. Schuman has been the Chairman of the Board and a director since our formation in November 2002 and a director of American Bank since August 1993. Mr. Schuman has also been chairman of the board of American Bank since April 1994. From 1976-1983, Mr. Schuman was the Senior Vice President/Chief Executive Officer of Peoples Drug Store, a New York Stock Exchange company headquartered in Washington, D.C. In 1983, Mr. Schuman became President of Area Developer Services, Inc., a company that sells and services MotoPhoto, Inc. franchises in Maryland, Virginia and Washington, D.C. In addition, Mr. Schuman is Chairman of RAS Investments, Inc. which operates five MotoPhoto stores in the Greater Washington area. In June 2000, Mr. Schuman became President and Chief Executive Officer of Your Office USA, an executive office suite franchise.

        Our board of directors is divided into three classes, with one class up for election at each annual meeting. The Class I director, whose term expires at the 2004 annual meeting, is Mr. Bowman, the Class II directors, whose terms expire at the 2005 annual meeting, are Messrs. Cook and Kramer, and the Class III directors, whose terms expire at the 2006 annual meeting, are Messrs. Schuman and Postal.

EXECUTIVE COMPENSATION

Directors

        No separate fees are paid to directors in their roles as directors of American Bank Holdings, Inc. Directors of American Bank who are not employees of American Bank receive a fee of $500 per board meeting attended, except that the Chairman of the Board receives a fee of $600 per board meeting attended. In addition, the directors of American Bank receive a fee of $400 per committee meeting attended, except that the Chairman of the Board receives a fee of $500 per committee meeting attended. During fiscal 2002, American Bank also paid a $6,000 bonus to each director.

        Under the 1998 Stock Option Plan, each non-employee director of American Bank was granted an option to purchase 3,000 shares of common stock at $4.75 per share, the market price on the date of grant, June 15, 2001. On the anniversary of June 15, each non-employee director was granted an option to purchase 1,000 shares of common stock at market price on the date of grant.

Executive Officers

        Summary Compensation.    The following table sets forth information concerning compensation in excess of $100,000 for services rendered in all capacities to us by the our President and Chief Executive Officer and each of our named executive officers for the three years ended December 31, 2002, 2001 and 2000.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
							Awards		Payouts
Name and Principal Positions	Year	Salary		Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (#)	LTIP Payouts	All Other Compensation
Phillip C. Bowman President and Chief Executive Officer	2002 2001 2000	$175,000 163,355 160,000		32,250 32,000 32,000	6,360 6,360 3,600	(a) (a) (a)	— — —	4,000 5,000 5,000
David Bowman Senior Vice President-Lending	2002 2001 2000	$116,190 113,500 109,000		22,700 21,800 19,250	4,200 4,200 4,200	(b) (b) (b)	— — —	2,000 2,000 3,500
Robert N. Kemp, Jr. Senior Vice President-Mortgage	2002 2001 2000	$332,876 220,080 190,354	(c) (c) (c)	— — —	6,000 6,000 6,000	(b) (b) (b)	— — —	3,000 1,500 —
John M. Wright Senior Vice President and Chief Financial Officer	2002 2001 2000	$89,168 73,000 68,000		16,400 14,600 13,700	5,400 5,400 5,400	(b) (b) (b)	— — —	2,500 2,500 2,500

(a)
Auto allowance and country club dues
(b)
Auto allowance
(c)
Includes $120,000 base salary plus commissions received on mortgage originations

        Option Grants.    The following table sets forth information concerning grants of stock options to the President and Chief Executive Officer and each of the named executive officers of the Bank during the fiscal year ended December 31, 2002. All options were granted at the fair market value on the date of grant.

Option Grants in Last Fiscal Year

		Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Phillip C. Bowman	4,000	22.9%	6.20	2012
David H. Bowman	2,000	11.4%	6.20	2012
Robert N. Kemp, Jr.	3,000	17.1%	6.20	2012
John M. Wright	2,500	14.3%	6.20	2012

        During fiscal 2002, the Bank did not adjust or amend the exercise price of its options. In addition, no person exercised any options during fiscal 2002. The following table sets forth the 2002 fiscal year-end value of unexercised options on an aggregated basis for the President and Chief Executive Officer and each of the named executive officers of the Bank.

Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options At Fiscal Year End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Phillip C. Bowman	—	—	41,341	8,407	130,954	16,228
David H. Bowman	—	—	6,228	7,622	16,735	17,033
Robert N. Kemp, Jr.	—	—	4,303	6,137	11,259	10,810
John M. Wright	—	—	11,905	7,130	32,432	14,895

        Employment Contracts.    We entered into an employment agreement with Phillip C. Bowman which originally expired on March 1, 2002, unless renewed for an additional two years by the Board. The employment agreement with Mr. Bowman was renewed for two additional years effective March 1, 2002. Pursuant to the terms of the employment agreement, Mr. Bowman receives a base salary of at least $160,000, plus bonus. Mr. Bowman also is entitled to receive other benefits and use of a company- owned or -leased automobile. In the event that Mr. Bowman's employment is terminated without cause (as defined in the employment agreement) or Mr. Bowman terminates his employment for good reason (including failure to re-elect Mr. Bowman as a director, a significant change in his authorities, powers, functions, duties, reporting responsibilities, titles or offices or a change in control, as defined in the employment agreement), Mr. Bowman is entitled to terminate his employment with us and to continue to receive regular salary payments for 30 months. Under such circumstances, Mr. Bowman also would be entitled to continue to receive any existing coverage under health, life, disability, salary continuation and other such plans, programs or arrangements (or substantially similar coverage) at no cost to him for one year from the date of termination. However, payments to Mr. Bowman will be limited to the maximum amount that can be paid without causing such payments to be treated as parachute payments under the Internal Revenue Code of 1986, as amended.

        We entered into an employment agreement with Robert N. Kemp on November 30, 1998 for an unspecified term. Pursuant to the terms of the employment agreement, Mr. Kemp receives a base salary of $120,000 plus an amount equal to 30% of the profits of the mortgage banking division. Mr. Kemp is entitled to vacation, health insurance, life insurance, if available, participation in the 401(k) plan and personal leave in accordance with the standard terms and conditions for American Bank employees and receives an automobile allowance of $500 per month. Mr. Kemp is not eligible to participate in our bonus plan. Under the terms of the employment agreement, Mr. Kemp may resign at any time, but may not employ any employee of American Bank for a period of one year from the date of resignation or termination of employment with us and may not solicit mortgage company clients of American Bank for a period of six months.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth the number of shares of our common stock beneficially owned information by any person or group (as defined in Section 13(d)(3) of the Exchange Act) that we know to be the beneficial owner of more than five percent of our common stock as of [    •    ], 2003. The table also includes ownership information of our directors and named executive officers and by all of our directors and executive officers as a group.

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (a)		Percent of Class
J.R. Schuble, Jr. Director, American Bank 1211 Plum Orchard Drive, Suite 300 Silver Spring, MD 20904	Common	187,000		9.93%
Jeffrey N. Hausfeld, MD PC 1 Le Havre Court Potomac, MD 10854	Common	199,767		10.61%
Eric Bolog Womble Carlyle Sandridge & Rice 1401 Eye Street N.W. Washington, D.C. 20005	Common	127,950		6.79%
David Bowman Senior Vice President	Common	14,985	(b)	*
Phillip C. Bowman President, Chief Executive Officer and Director	Common	59,454	(c)	3.16%
Bruce S. Cook Director	Common	32,804	(d)	1.74%
Robert N. Kemp, Jr. Senior Vice President	Common	6,449	(e)	*
George A. Kramer Director	Common	5,246	(f)	*
Howard J. Postal Director	Common	204,919	(g)	10.88%
Richard A. Schuman Chairman	Common	68,112	(h)	3.62%
John M. Wright Senior Vice President	Common	28,953	(i)	1.54%
Chuck I. Ledford Senior Vice President	Common	1,000	(j)	*
All directors and executive officers as a group (9 people)	Common	421,922		22.40%

*
Less than one percent

(a)
Based on the stock records of the Company and information provided by the respective beneficial owners, unless otherwise indicated. Beneficial ownership is direct except as otherwise indicated by footnote. In accordance with Rule 13d-3 of the Exchange Act, a person is deemed to be the "beneficial owner" of a security if he or she has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days pursuant to options, warrants, rights, conversion privileges or similar obligations. Unless otherwise indicated, shares beneficially owned are held with sole voting and dispositive power.

(b)
Includes 8,998 shares issuable within 60 days of            pursuant to vested options.
(c)
Includes 43,240 shares issuable within 60 days of            pursuant to vested options.
(d)
Includes 5,309 shares issuable within 60 days of            pursuant to vested options.
(e)
Includes 6,449 shares issuable within 60 days of            pursuant to vested options.
(f)
Includes 1,000 shares issuable within 60 days of            pursuant to vested options.
(g)
Includes 1,000 shares issuable within 60 days of            pursuant to vested options.
(h)
Includes 8,614 shares owned by Mr. Schuman's wife and 30,773 shares issuable within 60 days of            pursuant to vested options.
(i)
Includes 15,712 shares issuable within 60 days of            pursuant to vested options.
(j)
Includes 1,000 shares issuable within 60 days of            pursuant to vested options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our directors, officers and employees are permitted to borrow from American Bank to the extent permitted by applicable law and regulations. Loans are made at market rate, except that officers and employees receive a 1% discount on the interest rate of a loan for as long they remain employed by American Bank; if they cease to be employed by American Bank, the interest on their current loans automatically will increase by 1%. Loans exceeding $60,000 to directors and officers are reported herein. Currently, Richard Schuman, the Chairman of the Board, and his son, Andrew Schuman, have market rate loans outstanding from American Bank in the original amounts of $150,000 and $49,750, respectively. Bruce Cook, a director, is a limited partner in the 2820 Limited Partnership, which received a $1.3 million market rate loan from American Bank prior to Mr. Cook joining the board of directors. Howard Postal, a director, is a member of Manassas 101 LLC which received a $250,000 market rate loan from American Bank in September 1998. Mr. Postal refinanced the loan at the current market rate on November 8, 2001. Mr. Postal is also a member of MV Petroleum LLC which received an $850,000 market rate loan from American Bank in March 1999.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. The following description of our capital stock is subject to our Certificate of Incorporation and bylaws and the Delaware General Corporation Law.

        Common Stock.    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of Company common stock. Our board of directors can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders without stockholder approval. See "Preferred Stock" below.

        Holders of common stock have no cumulative voting rights and no preemptive, redemption, subscription, or sinking funds rights. Holders of common stock are entitled to receive dividends on an equal per share basis when, as and if declared our board of directors out of funds legally available.

        Preferred Stock.    Our Certificate of Incorporation authorizes our board of directors to provide, subject to limitations prescribed by the Delaware General Corporation Laws, when it deems necessary, for the issuance of preferred stock in one or more series. Our board of directors may establish by resolution the terms of any newly created series of preferred stock including the designation of the series.

        Holders of common stock may be adversely affected by future issuances of preferred stock, since preferred stock issued in the future may be designated with special rights or preferences superior to the common stock as to dividends, liquidation rights and voting rights. For example, our board of directors could designate a new class of preferred stock with a separate class right to approve a merger or sale of substantially all our assets or other matters. Consequently, the issuance of preferred stock may have the effect of delaying or preventing a change in control of the company.

Anti-Takeover Provisions

        Several provisions of our Certificate of Incorporation and bylaws, as well as federal law, may discourage unilateral tender offers or other attempts to take over and acquire the business of the company. The following summarizes the provisions of the Certificate of Incorporation and bylaws and federal law, which might have a potential "anti-takeover" effect.

        Classified Board of Directors.    Our Certificate of Incorporation provides that our board of directors shall be divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provision will provide a greater likelihood of continuity, knowledge and experience on our board of directors because at any one time, one third of the board of directors would be in its second year of service and one-third of the board of directors would be in its third year of service. In addition, this provision would cause any person who may attempt to take over the company to have to deal with the current board of directors because even if that person acquires a majority of the outstanding voting shares of the company, that person would be unable to change the majority of the board of directors at any one annual meeting.

        Vacancies on the Board of Directors.    Our Certificate of Incorporation and bylaws provide that any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled by the shareholders or the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors, or a sole remaining director. A director elected to fill a vacancy will serve for the remainder of the term to which the director has been elected and until the director's successor has been elected and qualified or until the director's earlier resignation or removal.

        Federal Law.    Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person or entity, or group acting in concert, seeks to acquire 10% or more of the shares of our common stock. In reviewing a notice, the OTS is required to take into consideration certain statutory factors, including the financial and managerial resources of the acquiror, the convenience and needs of the communities served us and the Bank, and the competitive effects of the proposed acquisition.

Indemnification of Directors and Executive Officers

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        Our Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by law. Under the Certificate of Incorporation, we will advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

        Our Certificate of Incorporation allows for indemnification of agents and employees of the Company or those serving at the request of the Company as an employee or agent of another entity, to the fullest extent permitted by law, and permits the Company to advance expenses incurred by an employee or agent in defense of a related action, suit or proceeding.

        Our bylaws allow for the purchase and maintenance of liability insurance. We have obtained directors and officers liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

        The common stock offered hereby is being offered by American Bank Holdings through the issuance of subscription rights directly to its shareholders of record as of December 15, 2003 and through a community offering. We intend to distribute copies of this prospectus as soon as the registration statement, of which this prospectus is a part, becomes effective with the SEC, to shareholders of record on December 15, 2003, and to certain members of the public whom we believe may have an interest in purchasing shares.

        Certain employees, officers or directors of American Bank Holdings may solicit responses from holders of subscription rights or members of the public who are sent copies of the prospectus, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we are subject to certain information requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC. Our duty to file with the SEC will be automatically suspended as to any fiscal year, other than the fiscal year in which the registration statement on Form S-1 for this offering is declared effective, if at the beginning of such fiscal year our common stock held by record by fewer than 300 stockholders. We intend to discontinue filing reports with the SEC if and when we are no longer required to do so. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-1, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front the document.

        We furnish our shareholders with annual reports containing audited financial statements.

EXPERTS

        The consolidated financial statements and schedule of American Bank Holdings, Inc. as of December 31, 2001 and 2002, and for each of the years in the three year period ended December 31, 2002, have been included herein in reliance upon the report of Anderson Associates, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the shares of common stock to be issued in this offering will be passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

AMERICAN BANK
AND SUBSIDIARIES
Rockville, Maryland

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2002	2001
ASSETS
Cash	$3,008,288	$4,610,779
Interest bearing deposits in other banks	18,799,221	9,825,157
Federal funds sold	1,002,000	856,000
Investment securities, available for sale (Note 2)	17,752,901	17,227,287
Investment securities, held to maturity (Note 2)	1,242,036	5,387,569
Loans receivable, net (Note 3)	109,270,991	97,286,030
Loans held for sale	19,962,092	12,524,227
Foreclosed real estate, net (Note 4)	526,478	786,716
Accrued interest receivable, net	776,358	626,925
Premises and equipment, net (Note 5)	1,739,298	754,932
Federal Home Loan Bank of Atlanta stock, at cost (Note 6)	1,903,800	1,604,500
Income tax refund receivables	186,630	99,096
Deferred income taxes, net (Note 11)	545,307	522,668
Cash surrender value of life insurance	2,365,324	1,605,924
Other assets	661,489	551,127

Total assets	$179,742,213	$154,268,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Checks outstanding in excess of Bank balances	$12,584	$20,588
Deposits (Note 7)	125,476,021	104,353,094
Official checks	4,965,878	4,422,856
Advances from the Federal Home Loan Bank (Note 8)	33,075,000	29,090,000
Advance payments by borrowers for taxes and insurance	280,076	244,347
Accrued expenses and other liabilities	941,140	1,943,376

Total liabilities	164,750,699	140,074,261
Commitments and contingencies (Note 3, 8, 9, 10, 15, 16 and 21)
Stockholders' Equity (Note 12, 13, 14, and 21)
Preferred stock, par value $1 per share, authorized 10,000,000 shares, no shares issued and outstanding in 2002 and 2001	$—	$—
Common stock, par value $1 per share, authorized 10,000,000 shares, issued and outstanding 2,084,354 shares in 2002 and 1,969,531 shares in 2001	2,084,354	1,969,531
Additional paid-in capital	9,020,355	8,460,130
Retained earnings — substantially restricted	3,858,817	3,758,528
Accumulated other comprehensive income	27,988	6,487

Total stockholders' equity	14,991,514	14,194,676

Total liabilities and stockholders' equity	$179,742,213	$154,268,937

AMERICAN BANK
AND SUBSIDIARIES
Rockville, Maryland

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended December 31,
	2002	2001
Interest Income
Interest and fees on loans (Note 3)	$8,501,805	$9,510,958
Interest and dividends on investments	1,699,207	1,513,038
Other interest income	171,794	248,812

Total interest income	10,372,806	11,272,808
Interest Expense
Interest on deposits (Note 7)	3,470,934	5,336,052
Interest on borrowings	1,823,021	1,685,592

Total interest expense	5,293,955	7,021,644

Net interest income	5,078,851	4,251,164
Provision for loan losses (Note 3)	291,218	460,966

Net interest income after provision for loan losses	4,787,633	3,790,198
Other Income
Loan service charges & late fees	129,736	115,420
Gain on sale of loans	2,554,679	1,952,491
Deposit service charges	182,077	91,551
Gain on sale of securities	160,042	—

Total other income	3,026,534	2,159,462
Non-Interest Expenses
Salaries and related expenses	3,675,653	2,762,277
Occupancy expense, net	736,095	544,392
Deposit insurance premiums	63,275	55,796
Legal and professional expenses	292,221	183,206
Data processing	431,228	250,902
Net cost of operations of foreclosed real estate	23,432	87,797
Other expenses	904,465	669,060

Total non-interest expenses	6,126,369	4,553,430

Net income before income taxes	1,687,798	1,396,230
Provision for income taxes (Note 11)	648,600	531,227

Net income	$1,039,198	$865,003

Basic Earnings Per Common Share	$0.50	$0.42

Diluted Earnings Per Common Share	$0.48	$0.41

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK
AND SUBSIDIARIES
Rockville, Maryland

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR YEARS ENDED DECEMBER 31, 2002 AND 2001

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance — January 1, 2001	$1,875,809	$8,155,534	$3,370,624	($57,063)	$13,344,904
Net income for 2001			865,003
Net change in unrealized gains on available-for-sale securities, net of taxes of $39,985				63,550
Comprehensive income					928,553
Five percent stock dividend	93,722	304,596	(398,318)
Cash dividend			(78,781)		(78,781)

Balance — December 31, 2001	$1,969,531	$8,460,130	$3,758,528	$6,487	$14,194,676
Net income for 2002			1,039,198
Net change in unrealized gains on available-for-sale securities, net of taxes of $75,337				119,735
Less reclassification of gains recognized, net of taxes of $61,809				(98,234)
Comprehensive income					1,060,699
Five percent stock dividend	98,400	511,680	(610,080)
Cash dividend			(328,829)		(328,829)
Exercise of stock options	16,423	48,545			64,968

Balance — December 31, 2002	$2,084,354	$9,020,355	$3,858,817	$27,988	$14,991,514

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK
AND SUBSIDIARIES
Rockville, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001
Operating Activities
Net income	$1,039,198	$865,003
Adjustments to Reconcile Net Income to Net Cash
Provided By Operating Activities
Net accretion of discounts and amortization of premiums	71,586	9,649
Gain on sale of investment securities — AFS	(160,042)	—
Provision for loan losses	291,218	460,966
Loan fees deferred	210,076	194,745
Amortization of deferred loan fees	(270,200)	(324,305)
Loans originated for resale	(132,014,784)	(88,231,754)
Gain on sale of loans	(2,554,679)	(1,952,491)
Proceeds from sales of loans originated for resale	127,131,598	82,741,246
Provision for loss on foreclosed real estate	—	49,330
Net loss (gain) on sale of foreclosed real estate	2,795	(282)
(Increase) decrease in interest receivable	(149,433)	434,211
Depreciation and amortization	215,923	182,531
(Increase) decrease in income tax refund receivable	(87,534)	28,682
Increase in deferred income taxes	(36,167)	(145,759)
Increase in other assets	(110,362)	(189,289)
(Decrease) increase in other liabilities	(1,002,236)	1,080,157

Net cash used in operating activities	$(7,423,043)	$(4,797,360)

Investing Activities
Proceeds from sales and maturities of investment securities — AFS	$16,339,449	$982,500
Purchase of investment securities — AFS	(30,942,010)	(13,528,104)
Proceeds from maturing investment securities — HTM	9,000,000	18,575,000
Purchase of investment securities — HTM	(5,046,450)	(2,998,773)
Principal collected on mortgage backed securities	14,392,415	3,290,648
Principal collected on loans	86,140,235	70,109,300
Loans originated or acquired	(98,356,290)	(76,317,827)
Funds advanced on foreclosed real estate	(40,470)	—
Proceeds from the sale of foreclosed real estate	297,913	42,123
Purchases of premises and equipment	(1,200,289)	(270,462)
Purchase of stock in the Federal Home Loan Bank	(625,000)	(279,500)
Proceeds from redemption of stock in the Federal Home Loan Bank	325,700	—
Investment in life insurance policies	(759,400)	(326,791)

Net cash used by investing activities	$(10,474,197)	$(721,886)

AMERICAN BANK
AND SUBSIDIARIES
Rockville, Maryland

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001
Financing Activities
Decrease in checks outstanding in excess of bank balances	$(8,004)	$(305,572)
Increase in demand deposits, NOW accounts, savings accounts, official checks and advances by borrowers for taxes and insurance	6,026,184	24,270,170
Net increase (decrease) in certificates of deposit	15,675,494	(1,387,123)
Net proceeds from (repayments of) borrowings	3,985,000	(4,410,000)
Proceeds from exercise of stock options	64,968	—
Cash dividend	(328,829)	(78,781)

Net cash provided by financing activities	25,414,813	18,088,694

Increase in cash equivalents	7,517,573	12,569,448
Cash and cash equivalents at beginning of year	15,291,936	2,722,488

Cash and cash equivalents at end of year	$22,809,509	$15,291,936

Reconciliation of Cash and Cash Equivalents at End of Year
Cash	$3,008,288	$4,610,779
Interest bearing deposits in other banks	18,799,221	9,825,157
Federal funds	1,002,000	856,000

Cash and cash equivalents at end of year	$22,809,509	$15,291,936

Other Cash Flow Information
Interest paid	$5,335,136	$7,186,010
Income taxes paid	777,750	648,304
Net loan amount transferred to foreclosed real estate	—	647,969
Stock dividend	610,080	398,318

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK
AND SUBSIDIARIES
Rockville, Maryland

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Note 1: Summary of Significant Accounting Policies

        American Bank (the "Bank") is a federally chartered stock savings bank. The following items comprise the significant accounting policies which the Bank and its subsidiary follow in preparing and presenting their consolidated financial statements.

        A. Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries, American Savannah Land Corporation, Market Shares, LLC and American Bank Holdings, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

        The Bank's primary business activity is attracting deposits from the general public and using the proceeds for investments and loan originations. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies, including its primary federal regulator, the Office of Thrift Supervision ("OTS") and undergoes periodic examinations by those regulatory authorities.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and income and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loans losses, the valuation of foreclosed real estate and the valuation allowances for deferred tax assets.

        B. Investments and Mortgage Backed Securities

        Management classifies all of its investments and mortgage backed securities as either held-to-maturity or available-for-sale. Held-to-maturity securities are those securities which management has the positive intention and ability to hold to maturity and therefore carries those items at cost adjusted for amortization of discount on purchase. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Amortization is computed using the level yield method over the life of the security. Gains and losses on the sale of investments and mortgage backed securities are determined using the specific-identification method.

        C. Loans

        Loans are carried at cost since the Bank has the ability and intention to hold them to maturity.

        D. Loan Origination and Commitment Fees and Discounts

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan over its contractual life.

        E. Allowance for Loan Losses

        An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions, which is permitted under generally accepted accounting principles. Actual results could differ significantly from those estimates. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are evaluated collectively for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a payment is received on a loan on non-accrual status, the amount received is allocated to principal and interest in accordance with the contractual terms of the loan.

        F. Loans Held for Sale

        Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Market value is estimated based on current investors yield requirements. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains and losses on sale of loans are determined using the specific identification method.

        G. Foreclosed Real Estate

        Real estate acquired through or in the process of foreclosure is recorded at the lower of cost or fair value. Management periodically evaluates the recoverability of the carrying value of the real estate acquired through foreclosure using estimates as described under the caption "Allowance for Loan Losses". In the event of a subsequent decline, management provides an additional allowance, to reduce real estate acquired through foreclosure to fair value less estimated disposal cost. Expenses incurred on foreclosed real estate prior to disposition are charged to expense.

        H. Premises and Equipment

        Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the respective assets by use of the straight-line method. The estimated useful lives are as follows:

Furniture and equipment	5 to 10 years
Leasehold improvements	Lesser of expected life of asset or term of lease (currently 7.5 years)

        I. Income Taxes

        Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence.

        J. Cash and Cash Equivalents

        Cash, interest bearing deposits in other banks with an original maturity of less than 90 days and federal funds sold have been included in cash and cash equivalents for reporting cash flows.

        K. Stock-Based Compensation

        The Bank has elected to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock.

        L. Advertising Cost

        Advertising cost is expensed as incurred. For the years ended December 31, 2002 and 2001, advertising expenses were $112,451 and $136,912, respectively.

        M. Basic and Diluted Earnings Per Share

        Basic Earnings Per Share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding for the appropriate period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding as adjusted for the dilutive effect of stock options based on the "treasury stock" method. Information relating to the calculation of net income per share of common stock is summarized for the years ended December 31, as follows:

	2002	2001
Net Income	$1,039,198	$865,003

Weighted Average Shares Outstanding basic EPS	2,074,845	2,067,931
Dilutive effect of stock options	74,951	46,282

Adjusted weighted average shares used for dilutive EPS	2,149,796	2,114,213

        N. Reclassification

        Certain prior year's amounts have been reclassified to conform to the current year's method of presentation.

Note 2: Investment Securities

        Investment securities are summarized as follows at December 31:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available for sale
2002:
Mortgage-backed securities	$16,696,354	$79,919	$34,622	$16,741,651
U.S. Government securities	1,010,950	300	—	1,011,250

	$17,707,304	$80,219	$34,622	$17,752,901

2001:
Mortgage-backed securities	$16,959,220	$50,476	$41,109	$16,968,587
Other securities	257,500	1,200	—	258,700

	$17,216,720	$51,676	$41,109	$17,227,287

Held-to-maturity
2002:
Mortgage-backed securities	$242,036	$16,695	—	$258,731
U.S. Government securities	1,000,000	310	—	1,000,310

	$1,242,036	$17,005	$—	$1,259,041

2001:
Mortgage-backed securities	$390,796	$15,932	—	$406,728
U.S. Government securities	4,996,773	14,353	15,820	4,995,306

	$5,387,569	$30,285	$15,820	$5,402,034

        Investment securities have scheduled maturities as follows at December 31, 2002:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Available-for sale
Less than 5 years	$597,431	$—	$5,227	$592,204
After 5 years before 10 years	1,010,950	300	—	1,011,250
After 10 years	16,098,923	79,919	29,395	16,149,447

	$17,707,304	$80,219	$34,622	$17,752,901

Held-to-maturity
After 5 years before 10 years	$94,428	$7,269	$—	$101,697
After 10 years	1,147,608	9,736	—	1,157,344

	$1,242,036	$17,005	$—	$1,259,041

        The Bank had proceeds of $16,339,449 from sales of investment securities and recognized $160,042 of gross gains and no gross losses on sale of securities recognized during the year ended December 31, 2002. No gains or losses were realized during the year ended December 31, 2001.

Note 3: Loans Receivable

        A summary of loans receivable at December 31, 2002 and 2001 follows:

	2002	2001
Real Estate Mortgage Loans
One to four family residential mortgage loans	$19,202,612	$27,866,802
Multifamily residential mortgage loans	1,615,777	1,657,571
Commercial real estate loans	18,016,556	12,955,617
Construction loans	42,655,527	37,131,061
Second mortgage loans	321,533	750,957
Land loans	12,949,846	10,894,847
Corporate Loans
Secured corporate loans	7,990,128	2,165,835
Secured commercial leases	3,976,073	—
Unsecured corporate loans	749,866	1,198,466
Consumer Loans
Marine loans	20,000,451	18,470,026
Home equity lines of credit	3,499,355	1,631,163
Other consumer loans	280,418	321,893

	131,258,142	115,044,238
Undisbursed portion of loans in process	(20,790,854)	(16,521,084)
Deferred loan origination fees	(179,346)	(239,470)
Allowance for loan losses	(1,016,951)	(997,654)

Net loans receivable	$109,270,991	$97,286,030

        Transactions in the allowance for loan losses during 2002 and 2001 were as follows:

	2002	2001
Balance, beginning of year	$997,654	$720,866
Provision charged to operations	291,218	460,966
Loans charged off	(271,921)	(184,583)
Recoveries	—	405

Balance, end of year	$1,016,951	$997,654

        Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Multifamily residential, commercial, construction and other loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

        A substantial amount of the Bank's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the State of Maryland, Virginia and the District of Columbia. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for multifamily residential, commercial and construction loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects. The Bank generally does not lend more than 80% of purchase price or appraised value on the marine loans.

        A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. There were no impaired loans during the years ended December 31, 2002 and December 31, 2001.

        Non-accrual loans that are not subject to SFAS No. 114 for which interest has been reduced totaled approximately $1,522,111 and $900,464 at December 31, 2002 and 2001, respectively. The Bank was not committed to fund additional amounts on these loans at December 31, 2002.

        Interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended December 31, are summarized below:

	2002	2001
Interest income that would have been recorded	$324,583	$222,338
Interest income recognized	94,403	42,717

Interest income not recognized	$230,180	$179,621

        The Bank services loans for others. The amount of such loans serviced is $5,415,334 and $4,695,905 at December 31, 2002 and 2001, respectively. Custodial escrow balances maintained in connection with these loans were approximately $602 and $475 at December 31, 2002 and 2001, respectively.

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments are limited to commitments to originate mortgage loans and involve to varying degrees elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of these instruments express the extent of involvement the Bank has in each class of financial instruments.

        The Bank's exposure to credit loss from non-performance by the other party to the above mentioned financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        At December 31, 2002, the Bank had outstanding commitments to originate construction loans of $2,560,000. Commitments for adjustable rate loans totaled $2,560,000 with rates of prime plus 0.5%. At December 31, 2001, the Bank had outstanding commitments to originate mortgage loans of $3,250,000 and non-mortgage loans of $2,356,516. Commitments for adjustable rate loans totaled $3,400,000 with rates of prime plus 0.5% to prime plus 2.5% and commitments for fixed rate loans totaled $2,206,516 with rates of 6.50% to 9.50%.

Financial Instruments Whose Contract Amounts Represent Credit Risk	Contract Amount At December 31, 2002
Loan commitments	$2,560,000
Unused lines of credit	1,669,303
Letters of credit	1,071,581

        Lines of credit are loan commitments to individuals and companies and have fixed expiration dates as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments issued by the Bank guaranteeing performance by a customer to various municipalities. These guarantees are issued primarily to support performance arrangements, limited to real estate transactions. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

        The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 2002 as a liability for credit loss.

Note 4: Foreclosed Real Estate

        Real estate acquired through foreclosure consists primarily of residential property, land and income producing commercial property. A summary of real estate acquired through foreclosure at December 31, 2002 and 2001 follows:

	2002	2001
Real estate acquired through foreclosure, at fair value at date of foreclosure	$561,279	$847,287
Allowance for losses	(34,801)	(60,571)

	$526,478	$786,716

        Transactions in the allowance for foreclosed real estate losses during 2002 and 2001 were as follows:

	2002	2001
Balance, beginning of year	$60,571	$11,241
Provision for loss on foreclosed real estate	—	49,330
Charge-offs	25,770	—

Balance, end of year	$34,801	$60,571

        There were no provisions for loss on foreclosed real estate for the year ended December 31, 2002.

Note 5: Premises and Equipment

        A summary of premises and equipment at December 31, 2002 and 2001 follows:

	2002	2001
Furniture and equipment	$1,982,522	$1,178,743
Leasehold improvements	952,642	662,986

	2,935,164	1,841,729
Less — accumulated depreciation and amortization	(1,195,866)	(1,086,797)

	$1,739,298	$754,932

        Depreciation and amortization expense for the years ended December 31, 2002 and 2001 totaled $215,923 and $182,531, respectively.

Note 6: Investment in Federal Home Loan Bank of Atlanta Stock

        The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount not less than 1% of the unpaid principal balances of the Bank's residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB or 0.3% of its total assets, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7: Deposits

        A summary of deposits at December 31, 2002 and 2001 are as follows:

	2002	Weighted Average Interest Rate	2001	Weighted Average Interest Rate
Statement savings	$3,643,119	2.38%	$1,335,630	3.40%
NOW & Business accounts	9,322,172	0.83	6,943,241	1.40
Money market deposits	30,228,922	2.48	29,467,909	3.51
Certificates of Deposit		3.39		4.74
Under $100,000	62,712,452		49,514,330
$100,000 and over	19,569,356		17,091,984

	$125,476,021		$104,353,094

        The certificates of deposit mature as follows:

2003	$65,103,237
2004	10,972,631
2005	5,991,204
2006	164,621
2007	50,115

$82,281,808

        Deposits in the Bank are insured to applicable limits by the Savings Association Insurance Fund of Federal Deposit Insurance Corporation ("FDIC").

        Interest expense on deposits by type for the years ended December 31, 2002 and 2001 was as follows:

	2002	2001
Statement savings	$55,507	$30,166
NOW savings	104,862	93,374
Money market deposits	788,950	796,807
Certificates of deposit	2,521,615	4,415,705

	$3,470,934	$5,336,052

        Interest forfeitures by customers due to early withdrawals on certificates of deposit are credited to interest expense on savings accounts in the statements of operations. Such amounts totaled approximately $4,116 and $5,012 during the years ended December 31, 2002 and 2001, respectively.

Note 8: Advances From The Federal Home Loan Bank

        Advances from the FHLB of Atlanta were $33,075,000 at December 31, 2002. These advances consist of $18,500,000 advances that have fixed maturity dates with call options by the FHLB of Atlanta, one $5,000,000 advance that has a fixed interest rate of 5.40% with a maturity date of January 8, 2004, one $5,000,000 advance that has a fixed interest rate of 4.79% with a maturity date of April 7, 2003, one $2,500,000 advance that has a fixed interest rate of 3.04% with a maturity date of April 10, 2003, one $1,500,000 advance that has a fixed interest rate of 3.83% with a maturity date of April 29, 2004 and one $575,000 advance that has a fixed interest rate of 3.82% with a maturity date of

May 8, 2004. The advances that have fixed maturity dates with call options by the FHLB of Atlanta are as follows:

  •
  $5,000,000 advance has a maturity date of March 2010 with a quarterly call feature beginning in March 2003. This advance is at a fixed interest rate of 5.71% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of February 2010 with a quarterly call feature beginning in February 2003. This advance is at a fixed interest rate of 5.85% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of June 2008 with a one-time call feature in June 2003. This advance is at a fixed interest rate of 5.51% and the FHLB of Atlanta can convert the advance in June 2003 to a three (3) month LIBOR-based floating rate advance.

  •
  $3,500,000 advance has a maturity date of November 2010 with a quarterly call feature beginning in February 2003. This advance is at a fixed interest rate of 5.62% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

        The maximum amount of FHLB advances outstanding at any month-end during the year ended December 31, 2002 was $44,590,000. The average amount of outstanding advances for the year ended December 31, 2002 was $35,517,959. The weighted average interest rate on these advances during the year ended December 31, 2002 was 5.02%.

        Advances from the FHLB of Atlanta were $29,090,000 at December 31, 2001. These advances consist of $18,500,000 advances that have fixed maturity dates with call options by the FHLB of Atlanta, one $5,000,000 advance that has a fixed interest rate of 5.40% with a maturity date of January 8, 2004, one $5,000,000 advance that has a fixed interest rate of 4.79% with a maturity date of April 7, 2003 and one $590,000 advance that has a fixed interest rate of 4.34% with a maturity date of May 2, 2002. The advances that have fixed maturity dates with call options by the FHLB of Atlanta are as follows:

  •
  $5,000,000 advance has a maturity date of March 2010 with a quarterly call feature beginning in March 2002. This advance is at a fixed interest rate of 5.71% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of February 2010 with a quarterly call feature beginning in February 2002. This advance is at a fixed interest rate of 5.85% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

  •
  $5,000,000 advance has a maturity date of June 2008 with a one-time call feature in June 2003. This advance is at a fixed interest rate of 5.51% and the FHLB of Atlanta can convert the advance in June 2003 to a three (3) month LIBOR-based floating rate advance.

  •
  $3,500,000 advance has a maturity date of November 2010 with a quarterly call feature beginning in November 2002. This advance is at a fixed interest rate of 5.62% and the FHLB of Atlanta can convert the advance to a three (3) month LIBOR-based floating rate advance at any of the quarterly call dates.

        The maximum amount of FHLB advances outstanding at any month-end during the year ended December 31, 2001 was $31,500,000. The average amount of outstanding advances for the year ended

December 31, 2001 was $29,143,333. The weighted average interest rate on these advances during the year ended December 31, 2001 was 5.76%.

        At December 31, 2002, the following assets were pledged as collateral under a blanket floating lien collateral agreement to secure the advances from the FHLB of Atlanta: all stock in the FHLB; $17,091,100 book value of investment securities with a market value of $17,112,373, residential mortgage loans with aggregate principal balances of $14,148,468 and commercial mortgage loans with aggregate principal balances of $9,844,014. The Bank is required to be a member of the Federal Home Loan Bank System and to maintain an investment in the stock of the FHLB not less than 1% of the unpaid principal balance of its residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 5% of its outstanding advances from the FHLB, or 0.3% of its total assets, whichever is greater.

Note 9: Other Borrowed Money

        The Bank enters into sales of securities under agreements to repurchase the same securities. Adjustable rate coupon reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities, and the broker retains possession of the securities collateralizing the reverse repurchase agreements.

        The Bank did not have any other borrowed money at December 31, 2002. The maximum amount of other borrowed money at any month-end during the year ended December 31, 2002 was $4,000,000. The average amount of outstanding other borrowings for the year ended December 31, 2002 was $1,146,233. The weighted average interest rate on these borrowings during the year ended December 31, 2002 was 2.49%. At December 31, 2002, collateralized mortgage obligation securities were pledged as collateral under the reverse repurchase agreements; $1,858,240 book value of investment securities with a market value of $1,899,569.

        The Bank did not have any other borrowed money at December 31, 2001. The Bank had $7,000,000 of other borrowed money at December 31, 2000 and repaid the entire amount during the month of January 2001. The Bank did not have any other borrowed money throughout the year ended December 31, 2001. The average amount of outstanding other borrowings for the year ended December 31, 2001(all of which was in January 2001) was $411,290. The weighted average interest rate on these borrowings during the year ended December 31, 2001 was 4.73%. At December 31, 2001, U.S. Agency, collateralized mortgage obligation securities and preferred trust securities were pledged as collateral under the reverse repurchase agreements; $8,068,654 book value of investment securities with a market value of $8,063,378.

Note 10: Contingent Liabilities

        The Bank is involved in various legal actions involving routine litigation incidental to its business operation. Management is of the opinion that their outcome will not have a significant effect on the Bank's consolidated financial statements.

Note 11: Income Taxes

        Income taxes for the years ended December 31, 2002 and 2001 are comprised of the following:

	2002	2001
Current
Federal expense	$542,578	$581,372
State expense	142,189	95,714

	684,767	677,086
Deferred
Federal benefit	(29,612)	(119,421)
State benefit	(6,555)	(26,438)

	(36,167)	(145,859)

Total	$648,600	$531,227

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below:

	Percent of Pretax Loss
	2002	2001
Deferred Tax Assets:
Allowance for losses	$406,187	$408,687
Reserve for uncollected interest	127,305	108,653
Other	124,262	81,900

Total gross deferred tax assets	657,754	599,240
Deferred Tax Liabilities:
Federal Home Loan Bank of Atlanta stock dividends	72,392	72,392
Unrealized holding gains	17,708	4,180
Other	22,347	—

Total gross deferred tax liabilities	112,447	76,572

Net deferred tax assets	$545,307	$522,668

        The difference between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 2002 and 2001 is shown below:

	Percent of Pretax Loss
	2002		2001
Statutory federal income tax	34.0%		34.0%
Increase (Reduction) From
State income tax net of federal income tax benefit	5.3%		3.2%
Other	(0.9%	)	0.8%

	38.4%		38.0%

        The Bank was allowed a special bad debt deduction at various percentages of otherwise taxable income for various years effectively through December 1, 1987. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at December 31, 2002 and 2001 include $1,182,812, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $456,802.

Note 12: Deferred Compensation Agreement

        The Bank has a deferred compensation agreement with all of its present directors. Under the agreement the directors' deferred compensation will be paid from the proceeds in excess of cash value of a split dollar whole life insurance policy. The cost of the insurance is charged to operations as incurred. The expense during the year ended December 31, 2002 was $7,850. There was no expense recorded during the year ended December 31, 2001.

Note 13: Stock Option Plan

        During the year ended December 31, 1995, the Bank granted officers and directors options for the purchase of 15,000 shares of stock at $10.60 per share, which approximated book value at December 31, 1994. At the 1996 Annual Shareholders meeting, the shareholders voted to reduce the exercise price of these options to $3.00 per share. Options became exercisable in five equal annual installments beginning January 1, 1996 and all unexercised options will expire December 31, 2005. Furthermore, at the 1996 Annual Shareholders meeting, an additional 30,000 shares were set aside for the 1996 Option Plan. Options granted under the 1996 Option Plan became exercisable in five equal annual installments beginning January 1, 1997 and all unexercised options will expire December 31, 2006. The options are not issued pursuant to a qualified option plan under the Internal Revenue Code. All of the options under the 1996 Option Plan have been issued to officers and directors.

        At the 1998 Annual Shareholders meeting, an additional 141,000 shares were authorized. Of these 141,000 shares, options for 91,000 shares were available for grant to officers and options for the remaining 50,000 shares were available for grant to the directors. Options granted to officers under the 1998 Option Plan will become exercisable in five equal annual installments beginning January 1 of the year the option is granted and all unexercised options will expire December 31, 2008. Options granted to directors under the 1998 Option Plan will become exercisable on the date of grant and all unexercised options will expire on December 31, 2008. At the 2000 Annual Shareholders meeting, the 1998 Option Plan was amended to increase the number of options authorized under the 1998 Option Plan from 141,000 to 231,000. Of these options, 181,000 shares were available for grant to officers and the remaining options for 50,000 shares were available for grant to the directors. During the years ended December 31, 2002, December 31, 2001 and December 30, 2000, the Board of Directors declared and paid a five percent stock dividend. The five percent stock dividend increased the total number of shares set aside for the 1998 Option Plan to 256,782. A total of 165,923 of the options under the 1998 Option Plan have been issued to officers and directors as of December 31, 2002.

        The following table, with the prior years' shares outstanding and weighted average exercise price adjusted for the five percent stock dividend, summarizes the status of and changes in the Company's stock option plan during the past two years:

	Shares	Weighted Average Exercise Price
Outstanding Options at January 1, 2001	171,554	$3.85
Options granted during 2001	24,350	$4.21
Options expired during 2001	(440)	$4.14

Outstanding Options at December 31, 2001	195,464	$3.88
Options granted during 2002	22,500	$6.24
Options exercised during 2002	(16,423)	$3.96

Outstanding Options at December 31, 2002	201,541	$4.14

Exercisable at December 31, 2002	162,022

        SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Bank to make certain disclosures as if the fair value method of accounting had been applied to the Bank's stock option grants made subsequent to 1994. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 2002 using the Black-Scholes Option-Pricing model with the following relevant assumptions: risk-free interest rate of 4.83 to 5.35% and expected life of 10 years. The assumption for expected volatility was 0.2032. Had 2002 compensation cost been determined including the weighted-average estimate of fair value of options vested of $1.39, the Bank's net income would be reduced to proforma amount of $1,024,025. Proforma earnings, basic and diluted, per share would have been $0.49 and $0.48, respectively, in fiscal year 2002. Accordingly, the Bank estimated the grant date fair value of each option awarded in fiscal 2001 using the Black-Scholes Option-Pricing model with the following relevant assumptions: risk-free interest rate of 5.19 to 5.48% and expected life of 10 years. The assumption for expected volatility was 0.4446. Had 2001 compensation cost been determined including the weighted-average estimate of fair value of options vested of $2.30, the Bank's net income would be reduced to proforma amount of $830,889. Proforma earnings, basic and diluted, per share would have been $0.42 and $0.41, respectively, in fiscal year 2001.

Note 14: Retained Earnings

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        The Bank is required to maintain sufficient liquidity to ensure its safe and sound operation. The OTS considers both an institution's liquidity ratio as well as safety and soundness issues in assessing whether an institution has sufficient liquidity. The Bank has ample liquidity to meet its outstanding loan commitments.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) and risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2002, the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2002, the most recent notification from the Office of Thrift Supervision categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category (see Note 21). The Bank's actual capital amounts and ratios are also presented in the table.

December 31, 2002:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
Tangible (1)	$14,963,526	8.3%	$2,696,133	1.5%	N/A	N/A
Core (1)	14,963,526	8.3%	7,189,689	4.0%	10,784,533	6.0%
Tier 1 Capital (2)	14,963,526	13.1%	N/A	N/A	5,737,903	5.0%
Risk-weighted (2)	$15,943,358	13.9%	$9,180,646	8.0%	$11,475,807	10.0%

December 31, 2001:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
Tangible (1)	$14,188,189	9.2%	$2,314,034	1.5%	N/A	N/A
Core (1)	14,188,189	9.2%	6,170,757	4.0%	9,256,136	6.0%
Tier 1 Capital (2)	14,188,189	9.2%	N/A	N/A	4,686,106	5.0%
Risk-weighted (2)	$15,089,958	16.1%	$7,497,770	8.0%	$9,372,213	10.0%

(1)
To adjusted total assets.

(2)
To risk weighted.

        OTS regulations limit the payment of dividends and other capital distributions by the Bank. Generally, no application or notice to the OTS is required for the Bank to pay dividends that do not exceed, when combined with all other distributions made during the calendar year, an amount equal to its net income year-to-date plus retained net income for the preceding two years, provided that (I) the Bank would remain at least adequately capitalized following the capital distribution, (ii) the capital distribution does not raise safety or soundness concerns, and (iii) the capital distribution does not violate a prohibition in any statute, regulation, agreement between the Bank and the OTS or a condition imposed on the Bank by the OTS.

Note 15: Commitments

        The Bank leases certain offices under an operating lease agreement. Rental expense for the years ended December 31, 2002 and 2001 was $451,471 and $312,573, respectively. Scheduled minimum rental payments under the operating lease agreement for succeeding years are as follows:

2003	$516,365
2004	527,473
2005	533,778
2006	530,831
2007	330,589
thereafter	673,146

Note 16: Retirement Plan

        The Bank has a defined contribution retirement plan. All employees are eligible for plan benefits and become fully vested after 5 years of service. Contributions are made according to each employee's compensation. No minimum annual contribution by the Bank is required. The Bank made contributions of $19,699 in 2002 and $14,208 in 2001.

Note 17: Related Party Transactions

        Directors and officers of the Bank are permitted to borrow from the Bank to the extent permitted by applicable law and the regulations. The following table shows the activity during the years ended December 31, 2001 and 2002:

Balance at January 1, 2001	$2,830,078
Loans made during 2001	—
Repayments during 2001	519,517

Balance at December 31, 2001	2,310,561
Loans made during 2002	—
Repayments during 2002	534,301

Balance at December 31, 2002	$1,776,260

Note 18: Disclosures About The Fair Value of Financial Instruments

        Fair value information which pertains to the Bank's financial instruments is based on the requirements set forth in SFAS No. 107 and does not purport to represent the aggregate net fair value of the Bank. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amount which will actually be realized or paid upon settlement or maturity could be significantly different.

        The fair value of financial instruments is summarized as follows:

	December 31, 2002		December 31, 2001
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$22,809,509	$22,809,509	$15,291,936	$15,291,936
Investment securities, available for sale	17,752,901	17,752,901	17,227,287	17,227,287
Investment securities, held to maturity	1,242,036	1,259,041	5,387,569	5,402,034
Loans receivable, net	109,270,991	113,388,619	97,286,030	100,575,694
Loans held for sale	19,962,092	20,296,999	12,524,227	12,768,724
Federal Home Loan Bank stock	1,903,800	1,903,800	1,604,500	1,604,500
Financial Liabilities:
Deposits	125,476,021	126,992,122	104,353,094	105,375,556
Advances from the Federal Home Loan Bank	33,075,000	36,151,000	29,090,000	28,018,000
Other borrowings	—	—	—	—
Commitments	—	2,560,000	—	5,606,516

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents—For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value due to the short maturity of these instruments.

        Investment securities—Fair values for these securities are based on bid quotations from securities dealers.

        Loans receivable and loans held for sale—Loans were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report.

        Federal Home Loan Bank Stock—The carrying amount is a reasonable estimate of fair value.

        Deposits—The fair value of demand deposits, savings accounts and money market accounts is equal to the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

        Advances from the Federal Home Loan Bank—The fair value of existing debt is based on published market rates for similar issues with similar terms and remaining maturities.

        Other borrowings—The carrying amount is a reasonable estimate of fair value since these reprice daily.

        Commitments—The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including loan commitments. The fair value of commitments to originate loans is estimated at the commitment amount.

Note 19: Segments

        The Bank's reportable segments are strategic business units that offer complimentary products and services to the core business of banking. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment information follows:

	Bank	Mortgage Banking	Eliminations	Consolidated Totals
Interest and dividend income	$10,277,878	$801,236	$(706,308)	$10,372,806
Interest expense	5,293,955	706,308	(706,308)	5,293,955

Net interest income	4,983,923	94,928	—	5,078,851
Provision for loan losses	22,765	268,453	—	291,218

Net interest income after provision for loan losses	4,961,158	(173,525)	—	4,787,633
Other income	471,855	2,554,679	—	3,026,534
Non-interest expenses	4,289,369	1,837,000	—	6,126,369

Net income before income taxes	1,143,644	544,154	—	1,687,798
Provision for income taxes	438,448	210,152	—	648,600

Net income	$705,196	$334,002	$—	$1,039,198

Segment assets	$159,780,121	$19,962,092	$—	$179,742,213
Segment capital	14,347,816	643,698	—	14,991,514

Note 20: Recent Accounting Pronouncements

        In April 2002, FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This Statement requires, among other things, that gains and losses on the early extinguishment of debt be classified as extraordinary only if they meet the criteria for extraordinary treatment set forth in Accounting Principles Board Opinion No. 30. The provisions of this Statement related to classification of gains and losses on the early extinguishment of debt are effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 will not have a material impact on the consolidated financial statements.

        In June 2002, FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

        In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions" an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. The provision of this Statement requires long-term customer-relationship intangible assets of financial institutions such as depositor—and borrower—relationship intangible assets and credit cardholder intangible assets to be subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

        In November, 2002, FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions for this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

        In December 2002, FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure." This Statement amends SFAS No. 123 "Accounting for Stock-Based Compensation" to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting" to require disclosure about those effects in interim financial information.

        These statements will not have a material impact on the consolidated financial statements.

Note 21: Subsequent Event

        The Bank's shareholders approved a reorganization into a holding company structure at a meeting held on March 17, 2003. As a result of the reorganization, stockholders of the bank are now stockholders of American Bank Holdings, Inc. Each outstanding share of American Bank common stock (other than dissenting shares) has been converted into one share of the holding company's common stock. Shareholders holding approximately 30% of American Bank's common stock have indicated their intent to exercise dissenters' rights of appraisal. Upon completion of the transaction, the Bank's capital could be materially decreased if all of the dissenting shareholders exercise their rights, however, management believes the Bank will still be considered "well capitalized" under regulatory definitions.

AMERICAN BANK HOLDINGS, INC.
AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash	$989,752	3,008,288
Interest bearing deposits in other banks	5,303,601	18,799,221
Federal funds sold & securities purchased under agreements to resell	490,000	1,002,000
Investment securities, available for sale	33,879,853	17,752,901
Investment securities, held to maturity	13,152,661	1,242,036
Loans receivable, net	128,701,247	109,270,991
Loans available for sale	29,199,131	19,962,092
Foreclosed real estate, net	349,720	526,478
Accrued interest receivable, net	559,448	776,358
Premises and equipment, net	1,663,257	1,739,298
Federal Home Loan Bank of Atlanta stock, at cost	2,328,800	1,903,800
Income tax refund receivable	8,974	186,630
Deferred income taxes, net	690,549	545,307
Cash surrender value life insurance	2,442,324	2,365,324
Other assets	1,192,352	661,489

Total assets	$220,951,669	$179,742,213

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Checks outstanding in excess of Bank balances	$17,694	12,584
Deposits	137,396,646	125,476,021
Official checks	11,972,315	4,965,878
Advances from the Federal Home Loan Bank	52,575,000	33,075,000
Trust preferred securities	2,894,200	—
Advance payments by borrowers for taxes and insurance	344,561	280,076
Accrued expenses and other liabilities	1,517,486	941,140

Total liabilities	$206,717,902	$164,750,699
Commitments and contingencies
Stockholders' Equity
Preferred stock, par value $0.001 per share, authorized 10,000,000 shares, no shares issued and outstanding	$—	$—
Common stock, par value $0.001 per share, authorized 10,000,000 shares, issued and outstanding 1,873,478 (2003) and 2,084,354 shares at par value $1 (2002)	1,873	2,084,354
Additional paid-in capital	9,745,127	9,020,355
Retained earnings	4,469,217	3,858,817
Accumulated other comprehensive income	17,550	27,988

Total stockholders' equity	14,233,767	14,991,514

Total liabilities and stockholders' equity	$110,951,696	$179,742,213

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2003	2002	2003	2002
Interest Income
Interest and fees on loans	$6,516,886	$6,245,692	$2,265,602	$2,292,322
Interest and dividends on investments	1,105,554	1,323,292	414,769	402,756
Other interest income	136,271	112,368	20,398	51,762

Total interest income	7,758,711	7,681,352	2,700,769	2,746,840
Interest Expense
Interest on deposits	2,466,568	2,536,025	753,755	827,539
Interest on short-term borrowings	1,198,730	426,351	456,813	83,682
Interest on long-term borrowings	162,232	930,544	48,939	399,219

Total interest expense	3,827,530	3,892,920	1,259,507	1,310,440
Net interest income	3,931,181	3,788,432	1,441,262	1,436,400
Provision for loan losses	275,000	166,218	100,000	95,000

Net interest income after provision of loan losses	3,656,181	3,622,214	1,341,262	1,341,400
Other Income
Loan Service charges & late fees	142,063	76,851	44,630	27,114
Deposit service charges	167,772	119,327	60,161	44,177
Gain on sale of securities	114,048	100,630	34,246	17,178
Gain on sale of loans available for sale	2,811,600	1,692,163	1,049,007	592,241

Total other income	3,235,483	1,988,971	1,188,044	680,710
Non-Interest Expenses
Salaries and related expenses	3,547,345	2,562,844	1,278,908	929,833
Occupancy expense, net	604,051	509,665	204,976	215,766
Deposit insurance premiums	54,000	36,000	18,000	12,000
Legal and professional expenses	207,649	206,496	76,127	32,467
Marketing and advertising expenses	80,505	106,143	35,735	32,755
Data processing	416,922	287,623	139,991	110,118
Net cost of operations of foreclosed real estate	23,694	8,008	16,950	15,963
Loss contingency on insurance claim	245,000	—	245,000	—
Other expenses	540,672	552,437	182,167	154,187

Total non-interest expenses	5,719,838	4,269,216	2,197,854	1,503,089
Income before income taxes	1,171,826	1,341,969	331,452	519,021
Provision for income taxes	435,900	515,300	123,200	200,700

Net income	$735,926	$826,669	$208,252	$318,321

Basic Earnings Per Common Share	$0.38	0.40	0.11	$0.15
Diluted Earnings Per Common Share	$0.36	0.39	0.11	$0.15

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders ' Equity
Balance — January 1, 2002	$1,969,531	$8,460,130	$3,758,528	$6,487	$14,194,676
Net Income for 2002			1,039,138
Net change in unrealized gains (losses) on available-for-sale securities, net of taxes of $75,337				119,735
Less reclassification of gains recognized, net of taxes of $61,809				(98,234)
Comprehensive income					1,060,699
Five percent stock dividend	98,400	511,680	(610,080)
Cash dividend			(328,829)		(328,829)
Exercise of stock options	16,423	48,545			64,968

Balance — December 31, 2002	$2,084,354	$9,020,355	$3,858,817	$27,988	$14,991,514
Net income for Nine Months ended September 30, 2003			735,926
Net change in unrealized gains (losses) on available-for-sale securities, net of taxes of $37,478				59,565
Less reclassification of gains recognized, net of taxes of $44,045				(70,003)
Comprehensive income					725,488
Reorganization to holding company structure	(1,871,605)	1,871,605
Repurchase of dissenters shares	(210,876)	(1,146,833)			(1,357,709)
Cash dividend			(125,526)		(125,526)

Balance — September 30, 2003	$1,873	$9,745,127	$4,469,217	$17,550	$14,233.767

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
	2003	2002
Operating Activities
Net income	$735,926	$826,669
Adjustments to Reconcile Net Income to Net Cash Provided by (Used In) Operating Activities
Net accretion of discounts and amortization of premiums	48,652	44,343
Provision for loan losses	275,000	166,218
Gain on sale of investment securities — AFS	(114,048)	(100,630)
Loan fees deferred	91,371	155,385
Amortization of deferred loan fees	(268,739)	(147,492)
Loans originated for resale	(160,910,900)	(81,312,636)
Gain on sale of loans	(2,811,600)	(1,692,163)
Proceeds from sales of loans originated for resale	154,485,461	82,530,984
Net gain on sale of foreclosed real estate	—	(10,244)
(Increase) decrease in interest receivable	216,910	(120,588)
Depreciation and amortization	241,650	140,999
(Increase) decrease in income tax refund receivable	177,656	(55,658)
Increase in deferred income taxes	(138,675)	(6,493)
Increase in other assets	(530,863)	(124,434)
Increase (decrease) in other liabilities	576,346	(1,406,279)

Net cash used by operating activities	$(7,925,853)	$(1,112,019)
Investing Activities
Proceeds from sales and maturing investment securities — AFS	7,375,012	12,432,848
Purchase of investment securities — AFS	(39,501,783)	(22,316,938)
Proceeds from maturing investment securities — HTM	2,000,000	9,000,000
Purchase of investment securities — HTM	(18,856,250)	(5,046,450)
Principal collected on mortgage-backed securities	21,027,845	4,482,676
Principal collected on loans	59,218,141	53,296,936
Loans originated or acquired	(78,780,038)	(67,450,126)
Funds advanced on foreclosed real estate	(14,295)	(40,470)
Proceeds from the sale of foreclosed real estate	190,952	169,551
Purchases of premises and equipment	(165,609)	(1,274,965)
Purchase of stock in the Federal Home Loan Bank	(425,000)	(625,000)
Investment in life insurance policies	(77,000)	(62,100)

Net cash used by investing activities	$(48,007,925)	$(17,434,038)

AMERICAN BANK
AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30
	2003	2002
Financing Activities
Decrease in checks outstanding in excess of bank balances	$5,110	$(2,942)
Increase in demand deposits, NOW accounts, savings accounts, official checks and advances by borrowers for taxes and insurance	13,710,427	1,483,234
Net increase in certificates of deposit	5,281,120	13,166,723
Net proceeds from borrowings	19,500,000	10,985,000
Repurchase shares of common stock	(1,357,709)	—
Proceeds from trust preferred offering	2,894,200	—
Proceeds from exercise of stock options	—	28,285
Cash dividends paid	(125,526)	(245,145)
Net cash provided by financing activities	39,907,622	26,415,155
Decrease in cash equivalents	(16,026,156)	7,869,098
Cash and cash equivalents at beginning of year	22,809,509	15,291,936

Cash and cash equivalents at end of period	$6,783,353	$23,161,034

Reconciliation of Cash and Cash Equivalents at End of Period
Cash	$989,752	$7,010,141
Interest bearing deposits in other banks	5,303,601	15,713,893
Federal funds	490,000	437,000

Cash and cash equivalents at end of period	$6,783,353	$23,161,034

Other Cash Flow Information
Interest paid	$4,218,692	$3,787,124
Income taxes paid	413,500	601,650
Stock dividend	—	610,080

The accompanying notes to consolidated financial statements are an integral part of these statements.

AMERICAN BANK HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Unaudited Consolidated Financial Statements

As of and for the Nine Months Ended September 30, 2003 and 2002

1)    Basis of Presentation

        American Bank Holdings, Inc. (the "Company") is a corporation formed under the laws of Delaware to serve as the savings and loan holding company of American Bank (the "Bank"), a federally chartered stock savings bank and parent of American Bank Holding Statutory Trust I. The Bank's shareholders approved a reorganization into a holding company structure at a meeting held on March 17, 2003. As a result of the reorganization, completed on March 25, 2003, stockholders of the Bank are now stockholders of American Bank Holdings, Inc. and the Bank is a direct subsidiary of the Company. Each outstanding share of American Bank common stock (other than dissenting shares) has been converted into one share of the Company's common stock; the par value of the Company's common stock is $0.001 while the Bank's common stock had a par value of $1.00. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As a result, the financial data for the periods prior to March 25, 2003 is the data for the Bank and thereafter, it is the financial data of the Company. All intercompany accounts and transactions have been eliminated in the accompanying financial statements.

        The consolidated financial statements as of September 30, 2003 and for the three and nine months ended September 30, 2003 and 2002 are unaudited and have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X, but, in the opinion of management of the Company, contain all adjustments, consisting solely of normal recurring entries, necessary to present fairly the consolidated financial condition as of September 30, 2003 and the results of consolidated operations for the three and nine months ended September 30, 2003 and 2002 and consolidated cash flows for the nine months ended September 30, 2003 and 2002. The consolidated statement of financial condition of December 31, 2002 is derived from the Bank's audited financial statements.

        The results of consolidated operations for the nine months ended September 30, 2003 are not necessarily indicative of results that may be expected for the year ending December 31, 2003. Moreover, in preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and income statements for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term include the determination of the allowance for loan losses and the valuation of foreclosed real estate. These condensed financial statements should be read in conjunction with the audited financial statements and notes including the 2002 annual report of American Bank on Form 10-KSB as filed with the Office of Thrift Supervision and as an exhibit to the Company's Form 8-K filed with the SEC on April 1, 2003.

2)    Earnings Per Share

        Basic earnings per share for the three and nine months ended September 30, 2003 was determined by dividing net income by 1,873,478 and 1,959,219, respectively, the weighted average number of shares of common stock outstanding during the period. Basic earnings per share for the three and nine months ended September 30, 2002 was determined by dividing net income by 2,075,677 and 2,071,705, respectively, the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share for the three and nine months ended September 30, 2003 was determined by dividing net income by 1,958,257 and 2,041,369, respectively, the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Diluted earnings per share for the three and nine months ended September 30, 2002 was determined by dividing net income by 2,153,395 and 2,146,089, respectively, the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents consist of outstanding stock options, if such options are dilutive.

3)    Stock Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation", requires the Bank to make certain disclosures as if the fair value method of accounting had been applied to the Bank's stock option grants made subsequent to 1994. Accordingly, the Bank's estimated the grant date fair value of each option awarded using the Black-Scholes Option-Pricing model. Had 2003 compensation cost been determined, including the weighted-average estimate of fair value of options vested, the Bank's net income would be reduced to proforma amount of $721,187 and 203,339 for the nine and three months ended September 30, 2003, respectively. Proforma earnings, basic and diluted, per share would have been $0.37 and $0.35, respectively, for the nine months ended September 30, 2003 and would have been $0.11 and $0.10, respectively, for the three months ended September 30, 2003. Had 2002 compensation cost been determined, including the weighted-average estimate of fair value of options vested, the Bank's net income would be reduced to proforma amount of $815,290 and 314,528 or the nine and three months ended September 30, 2002, respectively. Proforma earnings, basic and diluted, per share would have been $0.39 and $0.38, respectively, for the nine months ended September 30, 2002 and would have been $0.15 for the three months ended September 30, 2002.

4)    Trust Preferred Securities

        On April 22, 2003, the Company formed a subsidiary, American Bank Holdings Statutory Trust I, for the purpose of participating in a trust preferred pooled offering to issue trust preferred securities which have a 30-year term, with no principal amortization and a 5-year call option and are guaranteed by the Company. These securities pay interest at the rate of 3 month LIBOR plus 3.30% with a 12.5% interest rate cap for the first 5 years and adjust on a quarterly basis. The initial rate on these securities was 4.62%. The net proceeds from the Trust were invested in junior subordinated obligations of the Company, which are the sole assets of the Trust. The proceeds from the Trust were used for general corporate purposes.

5)    Recent Accounting Pronouncements

        In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting on contracts as either derivatives or hybrid instruments. This Statement is effective for contracts and hedging relationships entered into or modified after September 30, 2003.

        In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003. FASB issued a Staff Position (No. FAS 150-3) which deferred the implementation of SFAS No. 150 indefinitely, pending further FASB action.

        The above accounting pronouncements will not have a material impact on the consolidated financial statements.

        You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

            Shares
of Common Stock

AMERICAN
BANK HOLDINGS, INC.

PROSPECTUS

[    •    ], 2003

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

        Our Certificate of Incorporation provides for mandatory indemnification of directors and officers to the fullest extent permitted by law. Under the Certificate of Incorporation, we will advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification.

        Our Certificate of Incorporation allows for indemnification of agents and employees of the Company or those serving at the request of the Company as an employee or agent of another entity, to the fullest extent permitted by law, and permits the Company to advance expenses incurred by an employee or agent in defense of a related action, suit or proceeding.

        Our bylaws allow for the purchase and maintenance of liability insurance. We have obtained directors and officers liability insurance.

Item 25. Other Expenses of Issuance and Distribution.

        The following table shows the costs and expenses, payable in connection with the sale and distribution of the securities being registered. We will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$	[•]
Accounting Fees and Expenses		[•]
Legal Fees and Expenses		[•]
Printing Fees and Expenses		[•]
Transfer Agent Fees and Expenses		[•]
Blue Sky Fees and Expenses (Including Legal Fees)		[•]
Miscellaneous		[•]

Total	$	[•]

Item 26. Recent Sales of Unregistered Securities.

Not applicable.

Item 27. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
3.2
Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.*
10.1
Employment Agreement by and between Phillip C. Bowman and American Bank, as amended (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.2
1997 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.3	1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.4
Amendment No. 1 to 1998 Stock Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.5
Plan of Merger and Reorganization by and among American Bank, American Interim Bank and American Bank Holdings, Inc. dated January 6, 2003 (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.6	Employment Agreement by and between Robert N. Kemp, Jr. and American Bank.*
21.1	List of Subsidiaries.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	Consent of Anderson Associates, LLP.
24.1	Power of Attorney (included on signature page).
99.1	Form of Order Form*

*
To be filed by amendment.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that:

        (1)   The small business issuer hereby undertakes to supplement the prospectus, after the expiration time of the rights offering, to set forth the results of the rights offering and the amount of unsubscribed securities purchased in the public offering. If the small business issuer makes any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer hereby undertakes to file a post-effective amendment to state the terms of such offering.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   The small business issuer will:

          (a)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and

            (iii)  Include any additional or changed material information on the plan of distribution.

          (b)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Silver Spring, State of Maryland, on December 17, 2003.

AMERICAN BANK HOLDINGS, INC.
By:	/s/ PHILLIP C. BOWMAN Phillip C. Bowman Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip C. Bowman, and John M. Wright, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 17, 2003.

Signature	Title

/s/ PHILLIP C. BOWMAN Phillip C. Bowman	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ JOHN M. WRIGHT John M. Wright	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ RICHARD A. SCHUMAN Richard A. Schuman	Chairman of the Board of Directors
/s/ BRUCE S. COOK Bruce S. Cook	Director
/s/ GEORGE A. KRAMER George A. Kramer	Director
/s/ HOWARD J. POSTAL Howard J. Postal	Director

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
3.2
Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.*
10.1
Employment Agreement by and between Phillip C. Bowman and American Bank, as amended (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.2
1997 Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.3	1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
10.4
Amendment No. 1 to 1998 Stock Option Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 28, 2003).
10.5	Employment Agreement by and between Robert N. Kemp, Jr. and American Bank.*
10.6
Plan of Merger and Reorganization by and among American Bank, American Interim Bank and American Bank Holdings, Inc. dated January 6, 2003 (incorporated by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4, Registration No. 333-102410, filed with the SEC on January 8, 2003).
21.1	List of Subsidiaries.*
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*
23.2	Consent of Anderson Associates, LLP.
24.1	Power of Attorney (included on signature page).
99.1	Form of Order Form

*
To be filed by amendment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Address
The Offering
Summary Consolidated Financial Data
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
THE OFFERING
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
MARKET PRICE OF AMERICAN BANK'S CAPITAL STOCK AND DIVIDENDS
SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Rate Spread Analysis (in thousands, except rates)
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
BENEFICIAL OWNERSHIP OF SECURITIES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
INDEX TO FINANCIAL STATEMENTS
AMERICAN BANK AND SUBSIDIARIES Rockville, Maryland
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AMERICAN BANK AND SUBSIDIARIES Rockville, Maryland
CONSOLIDATED STATEMENTS OF OPERATIONS
AMERICAN BANK AND SUBSIDIARIES Rockville, Maryland
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR YEARS ENDED DECEMBER 31, 2002 AND 2001
AMERICAN BANK AND SUBSIDIARIES Rockville, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK AND SUBSIDIARIES Rockville, Maryland
CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK AND SUBSIDIARIES Rockville, Maryland NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2002 AND 2001
AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
AMERICAN BANK HOLDINGS, INC. AND SUBSIDIARIES Notes to Unaudited Consolidated Financial Statements As of and for the Nine Months Ended September 30, 2003 and 2002
TABLE OF CONTENTS
PART II Information Not Required in Prospectus
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX